Prospectus Supplement
(To Prospectus dated April 30, 1997)

    [LOGO]
First Industrial, L.P.
$150,000,000
7.60% NOTES DUE 2007
$100,000,000
7.15% NOTES DUE 2027
INTEREST PAYABLE MAY 15 AND NOVEMBER 15

Interest on the 7.60% Notes due 2007 (the "2007 Notes") and the 7.15% Notes due 2027 (the "2027 Notes" and, together with the 2007 Notes, the "Notes") of First Industrial, L.P. (the "Operating Partnership") offered hereby is payable semi-annually on May 15 and November 15, commencing November 15, 1997. See "Description of Notes--Principal and Interest." The 2007 Notes will mature on May 15, 2007, and the 2027 Notes will mature on May 15, 2027. The Notes will not be subject to any sinking fund.

The 2007 Notes may be redeemed at any time, and the 2027 Notes may be redeemed at any time after May 15, 2002, at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as hereinafter defined), if any. See "Description of Notes--Optional Redemption." In addition, each holder of the 2027 Notes has the right to require the Operating Partnership to redeem such holder's 2027 Notes, in whole or in part, on May 15, 2002, at a redemption price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest. See "Description of Notes-- Mandatory Redemption of 2027 Notes at Option of Holder."

Each series of the Notes will be represented by one or more Global Securities (as hereinafter defined) registered in the name of The Depository Trust Company ("DTC") or its nominee. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided herein, Notes in definitive form will not be issued. See "Description of Notes."

See "Risk Factors" commencing on page 4 of the accompanying Prospectus for a discussion of certain factors relevant to an investment in the Notes.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                                                  Underwriting
                                                Price to          discounts and     Proceeds to
                                                public(1)         commissions(2)    Company(1)(3)
Per 2007 Note                                   99.965%           .650%             99.315%
Total                                           $149,947,500      $975,000          $148,972,500
Per 2027 Note                                   99.854%           .600%             99.254%
Total                                           $99,854,000       $600,000          $99,254,000

(1) Plus accrued interest, if any, from May 13, 1997.

(2) The Operating Partnership has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(3) Before deducting expenses payable by the Operating Partnership, estimated at $800,000.

The Notes are offered subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by Rogers & Wells, counsel for the Underwriters. It is expected that delivery of the Notes will be made on or about May 13, 1997 through the facilities of DTC, against payment therefor in immediately available funds.

J.P. Morgan & Co.

                          Donaldson, Lufkin & Jenrette
      Securities Corporation

                                                             Merrill Lynch & Co.

First Chicago Capital Markets, Inc.                               UBS Securities

May 8, 1997

            [LOGO]

                             [LOGO]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OPERATING PARTNERSHIP OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE OR ANY OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                               TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                                                               PAGE
                                                                                                             ---------
Summary....................................................................................................        S-5
Use of Proceeds............................................................................................       S-12
Capitalization.............................................................................................       S-13
Selected Financial and Other Information of First Industrial, L.P. and Contributing Businesses.............       S-14
Selected Financial and Other Information of the Other Real Estate Partnerships.............................       S-15
Business...................................................................................................       S-16
Properties.................................................................................................       S-21
Management.................................................................................................       S-25
Description of Notes.......................................................................................       S-30
Underwriting...............................................................................................       S-41

                                   PROSPECTUS

                                                                                                                PAGE
                                                                                                                -----
Available Information......................................................................................           2
Incorporation of Certain Documents by Reference............................................................           2
The Company and the Operating Partnership..................................................................           4
Risk Factors...............................................................................................           4
Use of Proceeds............................................................................................           9
Ratios of Earnings to Fixed Charges........................................................................           9
Description of Debt Securities.............................................................................           9
Description of Preferred Stock.............................................................................          21
Description of Depositary Shares...........................................................................          27
Description of Common Stock................................................................................          31
Certain Provisions of Maryland Law and the Company's Articles of Incorporation and Bylaws..................          32
Restrictions on Transfers of Capital Stock.................................................................          34
Policies with Respect to Certain Activities of the Operating Partnership...................................          35
Properties of the Operating Partnership and the Other Real Estate Partnerships.............................          37
Federal Income Tax Considerations..........................................................................          40
Plan of Distribution.......................................................................................          41
Legal Matters..............................................................................................          42
Experts....................................................................................................          43
First Industrial, L.P. and Contributing Businesses and Other Real Estate Partnerships
  -- Index to Financial Statements and Other Information...................................................         F-1

    This Prospectus Supplement and the accompanying Prospectus contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Operating Partnership intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company (as hereinafter defined), the Operating Partnership and the Other Real Estate Partnerships (as hereinafter defined) are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The Operating Partnership's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Operating Partnership include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of REITs (as hereinafter defined)) , availability of capital, interest rates, competition, supply and demand for industrial properties in the Operating Partnership's and the Other Real Estate Partnerships' current and proposed market areas and general accounting principles, policies and guidelines applicable to REITs. These risks and uncertainties, together with those stated under the caption "Risk Factors" in the accompanying Prospectus, should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION REGARDING PROPERTIES RELATES TO PROPERTIES OWNED AND IN SERVICE AS OF DECEMBER 31, 1996.

          FIRST INDUSTRIAL L.P. AND THE OTHER REAL ESTATE PARTNERSHIPS

    First Industrial, L.P., a Delaware limited partnership (the "Operating Partnership"), and the other partnership subsidiaries (the "Other Real Estate Partnerships") of First Industrial Realty Trust, Inc., a Maryland corporation (the "Company"), own, manage, acquire and develop bulk warehouse and light industrial properties. The Company is a real estate investment trust ("REIT") and substantially all of its assets are held by, and operations are conducted through, the Operating Partnership and the Other Real Estate Partnerships.

    The Company is the sole general partner of, and, as of March 31, 1997, held 88.3% of the units of partnership interest ("Units") in, the Operating Partnership. The Operating Partnership owns a 99% limited partnership interest, and wholly owned subsidiaries of the Company own a 1% general partnership interest, in each of the Other Real Estate Partnerships, except that in the case of one Other Real Estate Partnership, the general partner also owns a preferred limited partnership interest the terms of which mirror the terms of the Company's outstanding preferred stock.

    The Operating Partnership and the Other Real Estate Partnerships collectively owned, as of December 31, 1996, 379 properties (137 of which were owned by the Operating Partnership and 242 of which were owned by the Other Real Estate Partnerships) containing an aggregate of approximately 32.7 million square feet of gross leasable area ("GLA") in 14 states (12.7 million square feet of which comprised the properties owned by the Operating Partnership and
20.0 million square feet of which comprised the properties owned by the Other Real Estate Partnerships) with a diverse base of 993 tenants (427 of which were tenants of the Operating Partnership and 566 of which were tenants of the Other Real Estate Partnerships). The median age of the properties is approximately 11 years.

    The Company, which completed its initial public offering in June 1994 (the "IPO"), is a self-administered and fully integrated industrial real estate company, and is one of the largest publicly traded industrial property REITs in the United States (in terms of total market capitalization). The Company's Chairman of the Board and senior executive officers have an average of approximately 19 years of experience in the real estate business. At December 31, 1996, the Operating Partnership had 106 employees.

    As of December 31, 1996, no single tenant or group of related tenants accounted for more than 4.3% of the Operating Partnership's rent revenues or more than 3.3% of the Other Real Estate Partnerships' rent revenues, nor did any single tenant or group of related tenants occupy more than 5.8% of the total GLA of the Operating Partnership or more than 4.0% of the total GLA of the Other Real Estate Partnerships.

BUSINESS OBJECTIVES AND STRATEGIES

    The fundamental business objective of the Operating Partnership and the Other Real Estate Partnerships is to maximize the total return to their partners through increases in distributions and increases in the value of their properties and operations. The Operating Partnership and the Other Real Estate Partnerships seek to grow internally by (i) increasing revenues by renewing or releasing spaces subject to expiring leases at higher rental levels; (ii) increasing occupancy levels at properties where vacancies exist and maintaining occupancy elsewhere; (iii) controlling and minimizing operating expenses; and
(iv) renovating existing properties. The Operating Partnership and the Other Real Estate Partnerships seek to grow externally through (i) the acquisition of portfolios of industrial properties, industrial property businesses or individual properties which meet their investment parameters; (ii) the development of primarily build-to-suit properties; and (iii) the expansion of their properties.

    The Company utilizes the following strategies in connection with the operation of the business of the Operating Partnership and the Other Real Estate
Partnerships:

        ORGANIZATION STRATEGY. A decentralized property operations strategy is implemented through the use of experienced regional management teams and local property managers. Each operating region is headed by a senior regional director, who is a senior executive officer of, and has an equity interest in, the Company. The Operating Partnership believes the size of the portfolios of the Operating Partnership and the Other Real Estate Partnerships enables them to realize operating efficiencies by spreading overhead over many properties and by negotiating quantity purchasing discounts.

        MARKET STRATEGY. The Operating Partnership and the Other Real Estate Partnerships invest in markets where they can achieve size and economies of scale. By focusing on specific markets, properties can be added without incurring appreciable increases in overhead. Based on the size of their portfolios in their current markets, which averaged approximately 2.1 million square feet per market, and the experience of their senior regional directors, the Operating Partnership believes that it and the Other Real Estate Partnerships have sufficient market presence and resources to compete effectively. As of December 31, 1996, the Operating Partnership and the Other Real Estate Partnerships owned portfolios in an aggregate of 15 metropolitan areas, with the Operating Partnership having owned portfolios in 12 such areas and the Other Real Estate Partnerships in 11 such areas.

        LEASING AND MARKETING STRATEGY. The Operating Partnership and the Other Real Estate Partnerships have an operational management strategy designed to enhance tenant satisfaction and portfolio performance. The Operating Partnership and the Other Real Estate Partnerships pursue an active leasing strategy, which includes aggressively marketing available space, renewing existing leases at higher rents per square foot and seeking leases which provide for the pass-through of property-related expenses to the tenant. The Operating Partnership and the Other Real Estate Partnerships also have local and national marketing programs which focus on the business and brokerage communities and national tenants.

        FINANCING STRATEGY. The Operating Partnership and the Other Real Estate Partnerships believe that the size of their portfolios, the diversity of their buildings and tenants and their financial strength allow the Company, the Operating Partnership and the Other Real Estate Partnerships access to the public capital markets which is not generally available to smaller, less-diversified property owners because of the portfolio size and diversity requirements of those markets.

        ACQUISITION, DEVELOPMENT AND DISPOSITION STRATEGIES. The primary focus of the acquisition strategy of the Operating Partnership and the Other Real Estate Partnerships is to acquire properties in their current markets to capitalize on local market expertise and maximize operating effectiveness and efficiencies. As appropriate opportunities arise, they will acquire additional properties in other markets where they can achieve sufficient size and scale as well as hire top-quality management. Of the 137 and 242 properties in the Operating Partnership's and the Other Real Estate Partnerships' respective portfolios at December 31, 1996, 13 and 86 properties, respectively, were developed by their current or former management. The Operating Partnership and the Other Real Estate Partnerships will continue to leverage the development capabilities of their management, many of whom are leading developers in their respective markets. The Operating Partnership and the Other Real Estate Partnerships continually evaluate local market conditions and property-related factors and will sell a property when they believe it is to their advantage to do so.

RECENT DEVELOPMENTS

    In 1996, the Operating Partnership acquired or completed development of 113 properties containing an aggregate of 9,580,711 square feet of GLA for a total investment of $246.8 million, or approximately $26 per square foot, and the Other Real Estate Partnerships acquired one property containing 975,249 square feet of GLA for an investment of $16.0 million, or approximately $16 per square foot. In the first four months of 1997, the Operating Partnership purchased 47 properties containing an aggregate of 4,022,863 square feet of GLA for $171.7 million, or approximately $43 per square foot, and the Other Real Estate Partnerships purchased two properties containing an aggregate of 475,000 square feet of GLA for $11.8 million, or approximately $25 per square foot. In the case of the Operating Partnership, the aggregate purchase price consisted of $117.7 million in cash, Operating Partnership Units valued at $49.5 million and assumed debt of $4.5 million, and in the case of the Other Real Estate Partnerships, the aggregate purchase price consisted of $11.8 million in cash. At December 31, 1996, the Operating Partnership had three properties under development, with an estimated completion GLA of 369,565 square feet and an estimated cost of $12.1 million (of which $10.8 million had been expended at December 31, 1996), or approximately $33 per square foot, and the Other Real Estate Partnerships had four properties under development, with an estimated completion GLA of 660,104 square feet and an estimated cost of $15.3 million (of which $9.3 million had been expended at December 31, 1996), or approximately $23 per square foot. In 1996, the Operating Partnership sold six properties containing an aggregate of 420,088 square feet of GLA for total gross proceeds of $15.0 million, or approximately $36 per square foot.

    In 1996, the Company raised aggregate net proceeds of $244.0 million through two public common stock offerings, which net proceeds were used to repay outstanding borrowings and fund property acquisitions of the Operating Partnership and the Other Real Estate Partnerships. In addition, in 1996, the Operating Partnership converted its $150 million secured revolving credit facility to a $200 million unsecured revolving credit facility (the "Acquisition Facility"). The Acquisition Facility currently bears interest at LIBOR plus 1.00%, which is .75 percentage points less than the interest rate spread of LIBOR plus 1.75% borne by the prior facility.

    In April 1997, the Operating Partnership incurred a $309.8 million unsecured loan (the "Defeasance Loan") and contributed the proceeds thereof to First Industrial Financing Partnership, L.P. (the "Financing Partnership"), one of the Other Real Estate Partnerships. The Financing Partnership used the proceeds of such contribution to defease a $300 million mortgage loan due June 30, 1999 (the "1994 Mortgage Loan"), which was incurred at the time of the IPO.

    The Company currently intends to offer (the "Depositary Share Offering"), pursuant to a separate prospectus supplement, 4,000,000 Depositary Shares, each representing 1/100 of a share of the Company's Series B Cumulative Preferred Stock. The Company intends to use the net proceeds of the Depositary Share Offering, currently anticipated to be approximately $96.1 million (together with any proceeds received from the sale of up to 600,000 Depositary Shares pursuant to an over-allotment option to be granted to the underwriters of such proposed offering), to repay a portion of amounts outstanding under the Acquisition Facility. There can be no assurance that the proposed Depositary Share Offering will in fact be consummated, and the actual terms of a consummated offering may differ substantially from those described above.

                                   PROPERTIES

    The Operating Partnership and the Other Real Estate Partnerships classify their properties into two industrial categories: bulk warehouse and light industrial. The bulk warehouse properties are generally used for bulk storage of materials and manufactured goods and the light industrial properties are generally used for the design, assembly, packaging and distribution of goods and, in some cases, the provision of services.

    The following table summarizes certain information as of December 31, 1996 with respect to properties owned by the Operating Partnership. Information in the table excludes properties under development at December 31, 1996.

                               BULK WAREHOUSE              LIGHT INDUSTRIAL                          TOTAL
                         ---------------------------  ---------------------------  ------------------------------------------
                                        NUMBER OF                    NUMBER OF                     NUMBER OF       AVERAGE
METROPOLITAN AREA           GLA        PROPERTIES        GLA        PROPERTIES         GLA        PROPERTIES      OCCUPANCY
-----------------------  ----------  ---------------  ----------  ---------------  ------------  -------------  -------------
Atlanta................   2,541,736             9        294,264             4        2,836,000           13             93%
Chicago................   1,311,811             6        542,470             5        1,854,281           11            100%
Cincinnati.............     951,080             3        111,375             5        1,062,455            8             97%
Cleveland..............          --            --        102,500             1          102,500            1            100%
Columbus...............   1,110,334             2         56,849             1        1,167,183            3             99%
Dayton.................          --            --        264,000             5          264,000            5             98%
Detroit................     654,095            23        484,126            12        1,138,221           35             91%
Indianapolis...........     683,357             5      1,063,780            25        1,747,137           30             98%
Milwaukee..............          --            --        173,390             3          173,390            3            100%
Minneapolis/St.
  Paul.................     534,527             6      1,034,068            16        1,568,595           22             97%
Nashville..............     538,811             3             --            --          538,811            3            100%
St. Louis..............     198,413             3             --            --          198,413            3            100%
                                               --                           --
                         ----------                   ----------                   ------------          ---
Total or Average.......   8,524,164            60      4,126,822            77       12,650,986          137             96%
                                               --                           --
                                               --                           --
                         ----------                   ----------                   ------------          ---
                         ----------                   ----------                   ------------          ---


                            GLA AS
                         A % OF TOTAL
METROPOLITAN AREA          PORTFOLIO
-----------------------  -------------
Atlanta................          22%
Chicago................          15%
Cincinnati.............           8%
Cleveland..............           1%
Columbus...............           9%
Dayton.................           2%
Detroit................           9%
Indianapolis...........          14%
Milwaukee..............           1%
Minneapolis/St.
  Paul.................          13%
Nashville..............           4%
St. Louis..............           2%

                               -----
Total or Average.......         100%

                               -----
                               -----

    The following table summarizes certain information as of December 31, 1996 with respect to properties owned by the Other Real Estate Partnerships. Information in the table excludes properties under development at December 31, 1996.

                              BULK WAREHOUSE             LIGHT INDUSTRIAL                         TOTAL
                        ---------------------------  -------------------------  ------------------------------------------
                                        NUMBER OF                  NUMBER OF                    NUMBER OF       AVERAGE
METROPOLITAN AREA           GLA        PROPERTIES       GLA       PROPERTIES        GLA        PROPERTIES      OCCUPANCY
----------------------  ------------  -------------  ----------  -------------  ------------  -------------  -------------
Atlanta...............       985,501            9       213,467            5       1,198,968           14             97%
Central
  Pennsylvania(1).....     1,744,699           12       681,008           13       2,425,707           25             99%
Chicago...............     1,602,191           13       528,740            8       2,130,931           21             96%
Des Moines............       878,992            5            --           --         878,992            5            100%
Detroit...............     1,557,468           34     2,001,865           47       3,559,333           81             95%
Grand Rapids..........     2,769,591           22        40,400            3       2,809,991           25             92%
Indianapolis..........       976,273            1            --           --         976,273            1             98%
Milwaukee.............            --           --       133,173            3         133,173            3            100%
Minneapolis/ St.
  Paul................     1,330,460           10     1,877,406           25       3,207,866           35             97%
Nashville.............       760,229            4       227,267            3         987,496            7             99%
St. Louis.............       674,682           12       385,713            3       1,060,395           15            100%
Other(2)..............       301,355            4       378,603            6         679,958           10            100%
                        ------------          ---    ----------          ---    ------------          ---
Total or Average......    13,581,441          126     6,467,642          116      20,049,083          242             97%
                        ------------          ---    ----------          ---    ------------          ---
                        ------------          ---    ----------          ---    ------------          ---


                           GLA AS
                        A % OF TOTAL
METROPOLITAN AREA         PORTFOLIO
----------------------  -------------
Atlanta...............           6%
Central
  Pennsylvania(1).....          12%
Chicago...............          11%
Des Moines............           4%
Detroit...............          18%
Grand Rapids..........          14%
Indianapolis..........           5%
Milwaukee.............           1%
Minneapolis/ St.
  Paul................          16%
Nashville.............           5%
St. Louis.............           5%
Other(2)..............           3%
                              -----
Total or Average......         100%
                              -----
                              -----

------------------------

(1) Includes the Harrisburg, Allentown and Reading markets.

(2) Includes Denton, TX; Wichita, KS; West Lebanon, NH; and Abilene, TX.

                                  THE OFFERING

SECURITIES OFFERED...........................  $150,000,000 aggregate principal amount of
                                               7.60% Notes due 2007 and $100,000,000
                                               aggregate principal amount of 7.15% Notes due
                                               2027.

MATURITY.....................................  May 15, 2007 with respect to the 2007 Notes and May 15, 2027 with respect to the 2027
                                               Notes.

INTEREST PAYMENT DATES.......................  Semi-annually on May 15 and November 15, commencing November 15, 1997.

RANKING......................................  The Notes will be senior unsecured obligations of the Operating Partnership and
                                               will rank equally with each other and with
                                               the Operating Partnership's other unsecured
                                               and unsubordinated indebtedness. The Notes
                                               will not be obligations of the Company or any
                                               of the Other Real Estate Partnerships. The
                                               Notes will be effectively subordinated to
                                               mortgages and other secured indebtedness of
                                               the Operating Partnership and to indebtedness
                                               and other liabilities of the Other Real
                                               Estate Partnerships and any subsidiaries the
                                               Operating Partnership may have from time to
                                               time.

USE OF PROCEEDS..............................  $210.0 million to repay a portion of the
                                               Defeasance Loan and the balance of
                                               approximately $37.4 million to repay a
                                               portion of amounts outstanding under the
                                               Acquisition Facility. See "Use of Proceeds."

OPTIONAL REDEMPTION BY THE
  OPERATING PARTNERSHIP......................  The 2007 Notes are redeemable at any time, and the 2027 Notes are redeemable at any time
                                               after May 15, 2002, in each case at the
                                               option of the Operating Partnership, in whole
                                               or in part, at a redemption price equal to
                                               the sum of (i) the principal amount of the
                                               Notes being redeemed plus accrued interest to
                                               the redemption date and (ii) the Make-Whole
                                               Amount, if any. See "Description of
                                               Notes--Optional Redemption."

MANDATORY REDEMPTION OF 2027 NOTES
  AT OPTION OF HOLDER........................  On May 15, 2002 (or, if such date is not a business day, on the next succeeding business
                                               day) (the "Redemption Date"), each holder of
                                               2027 Notes will have the right to require the
                                               Operating Partnership to redeem all or any
                                               part of such holder's 2027 Notes at a
                                               purchase price equal to 100% of the aggregate
                                               principal amount thereof plus accrued and
                                               unpaid interest to the Redemption Date. See
                                               "Description of Notes--Mandatory

                                               Redemption of 2027 Notes at Option of
                                               Holder."

LIMITATIONS ON INCURRENCE OF INDEBTEDNESS....  The Notes contain various covenants including the following:

                                               - Neither the Operating Partnership nor any
                                               of its Subsidiaries (as hereinafter defined,
                                                 and which term includes with respect to the
                                                 Operating Partnership for the purpose of
                                                 the Indenture governing the Notes, the
                                                 Other Real Estate Partnerships) may incur
                                                 any Indebtedness (as hereinafter defined)
                                                 if, after giving effect thereto, the
                                                 aggregate principal amount of all
                                                 outstanding Indebtedness of the Operating
                                                 Partnership and its Subsidiaries on a
                                                 consolidated basis is greater than 60% of
                                                 the sum of (i) the Total Assets (as
                                                 hereinafter defined) of the Operating
                                                 Partnership and its Subsidiaries as of the
                                                 end of the most recent calendar quarter and
                                                 (ii) the purchase price of any real estate
                                                 assets or mortgages receivable acquired,
                                                 and the amount of any securities offering
                                                 proceeds received (to the extent that such
                                                 proceeds were not used to acquire real
                                                 estate assets or mortgages receivable or
                                                 used to reduce Indebtedness), by the
                                                 Operating Partnership or any of its
                                                 Subsidiaries since the end of such calendar
                                                 quarter, including those proceeds obtained
                                                 in connection with the incurrence of such
                                                 additional Indebtedness.

                                               - Neither the Operating Partnership nor any
                                               of its Subsidiaries may incur any
                                                 Indebtedness secured by any Encumbrance (as
                                                 hereinafter defined) upon any of the
                                                 property of the Operating Partnership or
                                                 any of its Subsidiaries if, after giving
                                                 effect thereto, the aggregate principal
                                                 amount of all outstanding Indebtedness of
                                                 the Operating Partnership and its
                                                 Subsidiaries on a consolidated basis which
                                                 is secured by any mortgage or other lien on
                                                 the property of the Operating Partnership
                                                 or any of its Subsidiaries is greater than
                                                 40% of the sum of (i) the Total Assets of
                                                 the Operating Partnership and its
                                                 Subsidiaries as of the end of the most
                                                 recent calendar quarter and (ii) the
                                                 purchase price of any real estate assets or
                                                 mortgages receivable acquired, and the
                                                 amount of any securities offering proceeds
                                                 received (to the extent that such proceeds
                                                 were not used to acquire real estate assets
                                                 or mortgages receivable or used to reduce
                                                 Indebtedness), by the Operating Partnership
                                                 or any of its Subsidiaries since the

                                                 end of such calendar quarter, including
                                                 those proceeds obtained in connection with
                                                 the incurrence of such additional
                                                 Indebtedness.

                                               - The Operating Partnership and its
                                               Subsidiaries may not at any time own Total
                                                 Unencumbered Assets (as hereinafter
                                                 defined) equal to less than 150% of the
                                                 aggregate outstanding principal amount of
                                                 the Unsecured Indebtedness (as hereinafter
                                                 defined) of the Operating Partnership and
                                                 its Subsidiaries on a consolidated basis.

                                               - Neither the Operating Partnership nor any
                                               of its Subsidiaries may incur any
                                                 Indebtedness if, after giving effect
                                                 thereto, the ratio of Consolidated Income
                                                 Available for Debt Service (as hereinafter
                                                 defined) to the Annual Service Charge (as
                                                 hereinafter defend) for the four
                                                 consecutive fiscal quarters most recently
                                                 ended prior to the date on which such
                                                 additional Indebtedness is to be incurred
                                                 shall have been less than 1.5:1 on a pro
                                                 forma basis after giving effect to certain
                                                 assumptions.

                                               For a more complete description of the terms
                                               and definitions used in the foregoing
                                               limitations, see "Description of
                                               Notes--Certain Covenants."

                            ------------------------

    In accordance with generally accepted accounting principles ("GAAP"), the financial statements of the Operating Partnership present its limited partnership interests in each of the Other Real Estate Partnerships under the equity method of accounting. However, the Indenture governing the Notes treats the Other Real Estate Partnerships as consolidated subsidiaries for purposes of the financial covenants of the Indenture. For the purposes of such covenants, as of December 31, 1996, as adjusted to reflect the incurrence of the Defeasance Loan, the offering of $212.1 million of the Notes and the application of the net proceeds therefrom to repay $210.0 million of the Defeasance Loan (see "Use of Proceeds"), the Operating Partnership would have had a percentage of Indebtedness to Total Assets of 41.6%, a percentage of Indebtedness subject to Encumbrances to Total Assets of 12.1% and a percentage of Total Unencumbered Assets to Unsecured Indebtedness of 255.6%, and for the four consecutive fiscal quarters ended December 31, 1996, as so adjusted, the Operating Partnership would have had a ratio of Consolidated Income Available for Debt Service to the Annual Service Charge of 3.16x.

                                USE OF PROCEEDS

    Of the $247.4 million estimated net proceeds to the Operating Partnership from the offering of the Notes, $210.0 million will be used to repay a portion of the Defeasance Loan, which was incurred by the Operating Partnership in April 1997, and the remaining net proceeds, estimated to be approximately $37.4 million, will be used to repay a portion of amounts outstanding under the Acquisition Facility. The Operating Partnership contributed the proceeds of the Defeasance Loan to the Financing Partnership, one of the Other Real Estate Partnerships, which used the proceeds of such contribution to defease the 1994 Mortgage Loan. The Operating Partnership has applied borrowings under the Acquisition Facility generally in connection with its acquisitions of properties from time to time.

    Union Bank of Switzerland, New York Branch ("Union Bank"), an affiliate of UBS Securities LLC, is agent bank and the lender under the Defeasance Loan and is a co-lead agent with The First National Bank of Chicago ("First Chicago"), an affiliate of First Chicago Capital Markets, Inc., under the Acquisition Facility. Union Bank will receive $210.0 million of the net proceeds of the offering in respect of the repayment of a portion of the Defeasance Loan and Union Bank and First Chicago will each receive their pro rata share of approximately $37.4 million of the net proceeds of the offering in respect of the repayment of a portion of amounts outstanding under the Acquisition Facility. See "Underwriting."

    The 1994 Mortgage Loan matures on June 30, 1999 (unless extended by the Financing Partnership, subject to certain conditions, for an additional two-year period) and provides for interest-only payments which effectively are fixed at a rate of 6.97% per annum through June 30, 2001 by certain interest rate protection agreements. However, the 1994 Mortgage Loan has been defeased with U.S. Government securities and will be repaid at the end of 1997. The Defeasance Loan provides for interest-only payments until its maturity on June 30, 1999 (unless extended by the Operating Partnership, subject to certain conditions, for an additional two-year period) and bears annual interest at LIBOR plus 1.00%, which interest rate effectively has been fixed with respect to $300 million of the Defeasance Loan at 6.57% through June 30, 2001 through the pre-existing interest rate protection agreements. The Operating Partnership is presently considering refinancing what will be the remaining $99.8 million outstanding principal amount of the Defeasance Loan, which could occur within a short time following the offering of the Notes, although there is no assurance such refinancing will occur.

    The Acquisition Facility matures in April 2000, and borrowings thereunder currently bear annual interest at LIBOR plus 1.00% or a Corporate Base Rate. The Acquisition Facility provides for interest-only payments until the maturity date. At May 8, 1997, borrowings under the Acquisition Facility bore interest at a weighted average interest rate of 6.69% per annum.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Operating Partnership as of December 31, 1996, as adjusted to reflect the incurrence of the Defeasance Loan and as further adjusted to reflect the offering of the Notes and the application of $210.0 million of the net proceeds therefrom to repay a portion of the Defeasance Loan.

                                                                                       DECEMBER 31, 1996
                                                                              ------------------------------------
                                                                                                       AS FURTHER
                                                                                ACTUAL    AS ADJUSTED   ADJUSTED
                                                                              ----------  -----------  -----------

                                                                                         (IN THOUSANDS)
DEBT(1):
  Defeasance loan...........................................................  $       --   $ 309,800    $  99,800
  Mortgage loans............................................................      45,578      45,578       45,578
  Acquisition Facility(2)...................................................       4,400       4,400        4,400
  Promissory notes payable..................................................       9,919       9,919        9,919
    7.60% Notes due 2007....................................................          --          --      150,000
    7.15% Notes due 2027....................................................          --          --      100,000
                                                                              ----------  -----------  -----------
        Total debt..........................................................      59,897     369,697      409,697
                                                                              ----------  -----------  -----------
PARTNERS' CAPITAL:
  General partner...........................................................     496,169     496,169      496,169
  Limited partners..........................................................      39,063      39,063       39,063
                                                                              ----------  -----------  -----------
    Total partners' capital.................................................     535,232     535,232      535,232
                                                                              ----------  -----------  -----------
    Total capitalization....................................................  $  595,129   $ 904,929    $ 944,929
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------

------------------------

(1) See Note 5 of Notes to Financial Statements of the Operating Partnership and Contributing Businesses in the accompanying Prospectus for information regarding the debt of the Operating Partnership.

(2) At May 8, 1997, the aggregate outstanding balance under the Acquisition Facility was $166.1 million. The balance of the net proceeds from the offering of the Notes not used to repay a portion of the Defeasance Loan, estimated to be approximately $37.4 million, and the net proceeds from the Depositary Share Offering, if consummated, will be used to repay a portion of amounts outstanding under the Acquisition Facility.

    Since under GAAP the Operating Partnership accounts for its investments in the Other Real Estate Partnerships under the equity method of accounting, the indebtedness of the Other Real Estate Partnerships, including the 1994 Mortgage Loan, is not included on the balance sheet or capitalization table of the Operating Partnership. As of December 31, 1996, in addition to the 1994 Mortgage Loan which was defeased in April 1997, the Other Real Estate Partnerships had an aggregate of $46.5 million of mortgage indebtedness outstanding. See Note 4 of Notes to Combined Financial Statements of the Other Real Estate Partnerships in the accompanying Prospectus for information regarding the debt of the Other Real Estate Partnerships.

                  SELECTED FINANCIAL AND OTHER INFORMATION OF
               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

    The following is a summary of certain financial and other information relating to the Operating Partnership and the Contributing Businesses, the predecessors to the Operating Partnership. The following Statements of Operations and Balance Sheet data are derived from, and qualified by reference to, the audited financial statements of the Operating Partnership and the Contributing Businesses included in the accompanying Prospectus.

                                                                                                          CONTRIBUTING
                                                                                                           BUSINESSES
                                                                                                           (COMBINED)
                                                                THE OPERATING PARTNERSHIP                 -------------
                                                 -------------------------------------------------------   SIX MONTHS
                                                    YEAR ENDED         YEAR ENDED      SIX MONTHS ENDED       ENDED
                                                 DECEMBER 31, 1996  DECEMBER 31, 1995  DECEMBER 31, 1994  JUNE 30, 1994
                                                 -----------------  -----------------  -----------------  -------------
                                                                  (IN THOUSANDS, EXCEPT PROPERTY DATA)
STATEMENTS OF OPERATIONS DATA:
Total revenues.................................     $    37,587        $    27,442        $     9,604      $    22,816
Property expenses..............................           9,935              7,478              2,120            6,036
General and administrative expense.............           4,014              3,792              1,047              795
Interest expense...............................           4,685              6,581                807           11,773
Amortization of interest rate protection
 agreements and deferred financing costs.......             196                222                187              858
Depreciation and other amortization............           6,310              5,087              1,916            4,744
                                                       --------           --------           --------     -------------
Income (loss) before management and
 construction loss, net, gain on sales of
 properties, equity in income of Other Real
 Estate Partnerships and extraordinary loss....          12,447              4,282              3,527           (1,390)
Management and construction loss, net..........              --                 --                 --              (81)
Gain on sales of properties....................           4,344                 --                 --               --
Equity in income of Other Real Estate
  Partnerships.................................          20,130              7,841              6,767               --
Extraordinary loss.............................          (2,273)                --                 --           (1,449)
                                                       --------           --------           --------     -------------
Net income (loss)..............................     $    34,648        $    12,123        $    10,294      $    (2,920)
                                                       --------           --------           --------     -------------
                                                       --------           --------           --------     -------------

BALANCE SHEET DATA (AT END OF PERIOD):
Real estate, before accumulated depreciation...     $   353,781        $    96,392        $   163,168      $   597,504
Real estate, after accumulated depreciation....         345,648             91,540            159,056          556,902
Investment in Other Real Estate Partnerships...         258,411            241,918            208,274               --
Total assets...................................         622,122            356,060            375,220          616,767
Total debt.....................................          59,897             53,108             48,700          305,000
Total liabilities..............................          86,890             69,291             61,676          323,703
Partners' capital..............................         535,232            286,769            313,544          269,326

OTHER DATA:
Cash flows from:

  Operating activities................      $ 18,871      $    4,182      $  (10,299)     $  4,911
  Investing activities................      (202,673  )      (40,906  )      (61,352  )   (374,757 )
  Financing activities................       181,604          43,182          66,232       374,152

Total GLA in sq. ft. (at end of
 period)..............................    12,650,986       3,488,921       4,857,281    17,393,813
Total properties (at end of period)...           137              30              50           226
Occupancy rate (at end of period).....            96  %           96  %           99  %         97 %

                  SELECTED FINANCIAL AND OTHER INFORMATION OF
                       THE OTHER REAL ESTATE PARTNERSHIPS

    The following is a summary of certain combined financial and other information relating to the Other Real Estate Partnerships. The following Statements of Operations and Balance Sheet data are derived from, and qualified by reference to, the audited combined financial statements of the Other Real Estate Partnerships included in the accompanying Prospectus.

                                                             YEAR ENDED         YEAR ENDED      SIX MONTHS ENDED
                                                          DECEMBER 31, 1996  DECEMBER 31, 1995  DECEMBER 31, 1994
                                                          -----------------  -----------------  -----------------
                                                                   (IN THOUSANDS, EXCEPT PROPERTY DATA)
STATEMENTS OF OPERATIONS DATA:
Total revenues..........................................         $102,322            $ 79,032           $ 36,953
Property expenses.......................................            28,933             20,824              9,733
Interest expense........................................            24,268             22,010              9,781
Amortization of interest rate protection agreements and
 deferred financing costs...............................             3,090              4,216              2,717
Depreciation and other amortization.....................            21,737             17,177              7,886
Disposition of interest rate protection agreement.......                --              6,410                 --
Net income..............................................           $24,294             $8,395             $6,836
BALANCE SHEET DATA (AT END OF PERIOD):
Real estate, before accumulated depreciation............          $697,009           $661,124           $506,440
Real estate, after accumulated depreciation.............           613,685            597,227            461,238
Total assets............................................           662,287            643,165            524,042
Total debt..............................................           346,504            346,850            300,000
Total liabilities.......................................           359,830            357,564            313,136
Partners' capital.......................................           302,457            285,601            210,906

OTHER DATA:
Cash flows from:
  Operating activities..................................          $ 44,650           $ 29,663          $ (15,693 )
  Investing activities..................................           (34,084 )          (15,592 )         (236,003 )
  Financing activities..................................            (9,132 )          (21,142 )          260,647

Total GLA in sq. ft. (at end of period).................        20,049,083         19,073,834         14,312,040
Total properties (at end of period).....................               242                241                196
Occupancy rate (at end of period).......................                97 %               97 %               96 %

                                    BUSINESS

    The Operating Partnership and the Other Real Estate Partnerships own, manage, acquire and develop bulk warehouse and light industrial properties. The Company is a REIT and substantially all of its assets are held by, and operations are conducted through, the Operating Partnership and the Other Real Estate Partnerships.

    The Company is the sole general partner of, and, as of March 31, 1997, held 88.3% of the Units in, the Operating Partnership. The Operating Partnership owns a 99% limited partnership interest, and wholly owned subsidiaries of the Company own a 1% general partnership interest, in each of the Other Real Estate Partnerships, except that in the case of one Other Real Estate Partnership, the general partner also owns a preferred limited partnership interest the terms of which mirror the terms of the Company's outstanding preferred stock.

    The following chart illustrates the ownership interests in the Operating Partnership and the Other Real Estate Partnerships as of March 31, 1997:*

                                 [LOGO]

------------------------

* In addition to what is shown in the chart, the qualified REIT subsidiary which is the general partner of First Industrial Securities, L.P., one of the Other Real Estate Partnerships, also owns a preferred limited partnership interest in First Industrial Securities, L.P. the terms of which mirror the terms of the Company's outstanding preferred stock, and the Company owns an issue of preferred stock of such qualified REIT subsidiary the terms of which also mirror the terms of the Company's outstanding preferred stock.

    The Operating Partnership and the Other Real Estate Partnerships collectively owned, as of December 31, 1996, 379 properties (137 of which were owned by the Operating Partnership and 242 of which were owned by the Other Real Estate Partnerships) containing an aggregate of approximately 32.7 million square feet of GLA in 14 states (12.7 million square feet of which comprised the properties owned by the Operating Partnership and 20.0 million square feet of which comprised the properties owned by the Other Real Estate Partnerships) with a diverse base of 993 tenants (427 of which were tenants of the Operating Partnership and 566 of which were tenants of the Other Real Estate Partnerships). The median age of the properties is approximately 11 years.

    The Company, which completed its IPO in June, 1994, is a self-administered and fully integrated industrial real estate company, and is one of the largest publicly traded industrial property REITs in the United States (in terms of total market capitalization). The Company's Chairman of the Board and senior executive officers have an average of approximately 19 years of experience in the real estate business. At December 31, 1996, the Operating Partnership had 106 employees.

    The Operating Partnership believes that investment in industrial properties offers attractive returns and stable cash flow for the following reasons:

        The construction-on-demand nature of, and relatively short development cycle for, industrial properties allow developers to match supply more closely with prevailing market demand, resulting in greater stability in market occupancy levels and rental rates.

        Industrial properties are often net leased pursuant to leases that require tenants to pay many operating costs, and such leases frequently include built-in rental increases. This provides stability of cash flow and reduces the impact of inflation.

        Industrial properties are less management intensive than most other classes of real estate, thereby reducing both operating and administrative expenses.

        Despite changes in manufacturing and delivery processes, industrial property construction, design and layout have changed little over the last thirty years, thus extending the useful economic life of industrial buildings.

        Industrial properties generally require lower tenant improvement expenditures by the landlord to induce tenants to lease space than do other types of commercial property. Frequently, tenants make substantial improvements to the properties which increases the likelihood of the tenant renewing its lease.

BUSINESS OBJECTIVES AND STRATEGIES

    The fundamental business objective of the Operating Partnership and the Other Real Estate Partnerships is to maximize the total return to their partners through increases in distributions and increases in the value of their properties and operations. The Operating Partnership and the Other Real Estate Partnerships seek to grow internally by (i) increasing revenues by renewing or releasing spaces subject to expiring leases at higher rental levels; (ii) increasing occupancy levels at properties where vacancies exist and maintaining occupancy elsewhere; (iii) controlling and minimizing operating expenses; and
(iv) renovating existing properties. The Operating Partnership and the Other Real Estate Partnerships seek to grow externally through (i) the acquisition of portfolios of industrial properties, industrial property businesses or individual properties which meet their investment parameters; (ii) the development of primarily build-to-suit properties; and (iii) the expansion of their properties.

BUSINESS STRATEGIES

    The Company utilizes the following strategies in connection with the operation of the business of the Operating Partnership and the Other Real Estate
Partnerships:

        ORGANIZATION STRATEGY. A decentralized property operations strategy is implemented through the use of experienced regional management teams and local property managers. Each operating region is headed by a senior regional director, who is a senior executive officer of, and has an equity interest in, the Company. The Company provides acquisition and financing assistance, property management oversight and financial reporting functions from its headquarters in Chicago to support the regional operations of the Operating Partnership and the Other Real Estate Partnerships. The Operating Partnership believes the size of the portfolios of the Operating Partnership and the Other Real Estate Partnerships enables them to realize operating efficiencies by spreading overhead over many properties and by negotiating quantity purchasing discounts.

        MARKET STRATEGY. The Operating Partnership and the Other Real Estate Partnerships invest in markets where they can achieve size and economies of scale. By focusing on specific markets, properties can be added without incurring appreciable increases in overhead. Based on the size of their portfolios in their current markets, which averaged approximately 2.1 million square feet per market, and the experience of their senior regional directors, the Operating Partnership believes that it and the Other Real Estate Partnerships have sufficient market presence and resources to compete effectively. As of December 31, 1996, the Operating Partnership owned portfolios in the metropolitan areas of Atlanta, Georgia; Chicago, Illinois; Cincinnati, Ohio; Cleveland, Ohio; Columbus, Ohio; Dayton, Ohio; Detroit, Michigan; Indianapolis, Indiana; Milwaukee, Wisconsin; Minneapolis/St. Paul, Minnesota; Nashville, Tennessee; and St. Louis, Missouri, and the Other Real Estate Partnerships owned portfolios in the metropolitan areas of Atlanta, Georgia; Central Pennsylvania; Chicago, Illinois; Des Moines, Iowa; Detroit, Michigan; Grand Rapids, Michigan; Indianapolis, Indiana; Milwaukee, Wisconsin; Minneapolis/St. Paul, Minnesota; Nashville, Tennessee; and St. Louis, Missouri.

        LEASING AND MARKETING STRATEGY. The Operating Partnership and the Other Real Estate Partnerships have an operational management strategy designed to enhance tenant satisfaction and portfolio performance. The Operating Partnership and the Other Real Estate Partnerships pursue an active leasing strategy, which includes aggressively marketing available space, renewing existing leases at higher rents per square foot and seeking leases which provide for the pass-through of property-related expenses to the tenant. The Operating Partnership and the Other Real Estate Partnerships also have local and national marketing programs which focus on the business and brokerage communities and national tenants.

        FINANCING STRATEGY. The Operating Partnership and the Other Real Estate Partnerships believe that the size of their portfolios, the diversity of their buildings and tenants and their financial strength allow the Company, the Operating Partnership and the Other Real Estate Partnerships access to the public capital markets which is not generally available to smaller, less-diversified property owners because of the portfolio size and diversity requirements of those markets.

        ACQUISITION, DEVELOPMENT AND DISPOSITION STRATEGIES. The primary focus of the acquisition strategy of the Operating Partnership and the Other Real Estate Partnerships is to acquire properties in their current markets to capitalize on local market expertise and maximize operating effectiveness and efficiencies. As appropriate opportunities arise, they will acquire additional properties in other markets where they can achieve sufficient size and scale as well as hire top-quality management. Of the 137 and 242 properties in the Operating Partnership's and the Other Real Estate Partnerships' respective portfolios at December 31, 1996, 13 and 86 properties, respectively, were developed by their current or former management. The Operating Partnership and the Other Real Estate Partnerships will continue to leverage the development capabilities of their management, many of whom are leading developers in their respective markets. The Operating Partnership and the Other Real Estate Partnerships continually evaluate local market conditions and property-related factors and will sell a property when they believe it is to their advantage to do so.

    When evaluating potential acquisitions and development, the Operating Partnership and the Other Real Estate Partnerships will consider such factors as: (i) the geographic area and type of property; (ii) the location, construction quality, condition and design of the property; (iii) the potential for capital appreciation of the property; (iv) their ability to improve the property's performance through renovation; (v) the terms of tenant leases, including the potential for rent increases; (vi) the potential for economic growth and the tax and regulatory environment of the area in which the property is located;
(vii) the potential for expansion of the physical layout of the property and/or the number of sites; (viii) the occupancy and demand by tenants for properties of a similar type in the vicinity; and (ix) competition from existing properties and the potential for the construction of new properties in the area.

RECENT DEVELOPMENTS

    In 1996, the Operating Partnership acquired or completed development of 113 properties containing an aggregate of 9,580,711 square feet of GLA for a total investment of $246.8 million, or approximately $26 per square foot, and the Other Real Estate Partnerships acquired one property containing 975,249 square feet of GLA for a total investment of $16.0 million, or approximately $16 per square foot. Subsequent to December 31, 1996, the Operating Partnership purchased 47 properties containing an aggregate of 4,022,863 square feet of GLA for $171.7 million, or approximately $43 per square foot, and the Other Real Estate Partnerships purchased two properties containing an aggregate of 475,000 square feet of GLA for $11.8 million, or approximately $25 per square foot. In the case of the Operating Partnership, the aggregate purchase price consisted of $117.7 million in cash, Operating Partnership Units valued at $49.5 million and assumed debt of $4.5 million, and in the case of the Other Real Estate Partnerships, the aggregate purchase price consisted of $11.8 million in cash. At December 31, 1996, the Operating Partnership had three properties under development, with an estimated completion GLA of 369,565 square feet and an estimated cost of $12.1 million (of which $10.8 million had been expended at December 31, 1996), or approximately $33 per square foot, and the Other Real Estate Partnerships had four properties under development, with an estimated completion GLA of 660,104 square feet and an estimated cost of $15.3 million (of which $9.3 million had been expended at December 31, 1996), or approximately $23 per square foot. In 1996, the Operating Partnership sold six properties containing an aggregate of 420,088 square feet of GLA for total gross proceeds of $15.0 million, or approximately $36 per square foot.

    In 1996, the Company raised aggregate net proceeds of $244.0 million through two public common stock offerings, which net proceeds were used to repay outstanding borrowings and fund property acquisitions of the Operating Partnership and the Other Real Estate Partnerships. In addition, in 1996, the Operating Partnership converted its $150 million secured revolving credit facility to the $200 million unsecured Acquisition Facility. The Acquisition Facility currently bears interest at LIBOR plus 1.00%, which is .75 percentage points less than the interest rate spread of LIBOR plus 1.75% borne by the prior facility.

    In April 1997, the Operating Partnership incurred the Defeasance Loan and contributed the proceeds thereof to the Financing Partnership, which used the proceeds of such contribution to defease the 1994 Mortgage Loan.

    The Company currently intends to offer, pursuant to a separate prospectus supplement, 4,000,000 Depositary Shares, each representing 1/100 of a share of the Company's Series B Cumulative Preferred Stock. The Company intends to use the net proceeds of the Depositary Share Offering, currently anticipated to be approximately $96.1 million (together with any proceeds received from the sale of up tp 600,000 Depositary Shares pursuant to an over-allotment option to be granted to the underwriters of such proposed offering), to repay a portion of amounts outstanding under the Acquisition Facility. There can be no assurance that the proposed Depositary Share Offering will in fact be consummated, and the actual terms of a consummated offering may differ substantially from those described above.

INDUSTRY

    Industrial properties are typically used for the design, assembly, packaging, storage and distribution of goods and/or the provision of services. As a result, the demand for industrial space in the United States is related to the level of economic output. Historically, occupancy rates for industrial property in the United States have been higher than those for other types of commercial property. The Operating Partnership believes that the higher occupancy rate in the industrial property sector is a result of the construction-on-demand nature of, and the comparatively short development time required for, industrial property.

    Overall, the Midwest region (where at March 31, 1997 approximately 63% of the properties owned by the Operating Partnership and approximately 73% of the properties owned by the Other Real Estate Partnerships were located) has had the highest average occupancy rate for industrial properties of the major regions in the United States since 1992, according to CB Commercial Real Estate Group, Inc.'s industry vacancy index, which measures the supply of available space in large industrial buildings in the major geographic regions of the United States.

                                                                                     DECEMBER 31,
                                                                 -----------------------------------------------------
REGION                                                                1992       1993       1994       1995       1996
---------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
Midwest........................................................       93.2%      92.8%      93.9%      95.1%      94.3%
East...........................................................       90.7       91.6       91.7       92.1       91.6
South..........................................................       90.8       91.4       91.7       90.9       90.5
West...........................................................       90.7       91.0       92.5       93.0       93.3
United States..................................................       91.3       91.7       92.6       93.1       92.7

------------------------

Source: CB Commercial Real Estate Group, Inc.

                                   PROPERTIES

GENERAL

    The Operating Partnership and the Other Real Estate Partnerships collectively owned, as of December 31, 1996, 379 in service properties (137 of which were owned by the Operating Partnership and 242 of which were owned by the Other Real Estate Partnerships) containing an aggregate of approximately 32.7 million square feet of GLA in 14 states (12.7 million square feet of which comprised the properties owned by the Operating Partnership and 20.0 million square feet of which comprised the properties owned by the Other Real Estate Partnerships) with a diverse base of 993 tenants (427 of which were tenants of the Operating Partnership and 566 of which were tenants of the Other Real Estate Partnerships) engaged in a wide variety of businesses, including manufacturing, retailing, wholesale trade, distribution and professional services. The properties are generally located in business parks which have convenient access to interstate highways and rail and air transportation. The median age of the properties is approximately 11 years. The Operating Partnership and the Other Real Estate Partnerships maintain insurance coverage on their respective properties which the Operating Partnership believes to be adequate.

    The Operating Partnership and the Other Real Estate Partnerships classify their properties into two industrial categories: bulk warehouse and light industrial. The bulk warehouse properties are generally used for bulk storage of materials and manufactured goods and its light industrial properties are generally used for the design, assembly, packaging and distribution of goods and, in some cases, the provision of services.

    The Operating Partnership and the Other Real Estate Partnerships compete with numerous commercial developers, real estate companies and other owners of real estate in seeking properties for acquisition and land for development. In addition, many of the properties owned by the Operating Partnership and the Other Real Estate Partnerships are located in areas that include other bulk warehouse and light industrial properties which compete for the same tenants as the Operating Partnership and the Other Real Estate Partnerships.

    The following table summarizes certain information as of December 31, 1996 with respect to properties owned by the Operating Partnership. Information in the table excludes properties under development at December 31, 1996.

                               BULK WAREHOUSE              LIGHT INDUSTRIAL                          TOTAL
                         ---------------------------  ---------------------------  ------------------------------------------
                                        NUMBER OF                    NUMBER OF                     NUMBER OF       AVERAGE
METROPOLITAN AREA           GLA        PROPERTIES        GLA        PROPERTIES         GLA        PROPERTIES      OCCUPANCY
-----------------------  ----------  ---------------  ----------  ---------------  ------------  -------------  -------------
Atlanta................   2,541,736             9        294,264             4        2,836,000           13             93%
Chicago................   1,311,811             6        542,470             5        1,854,281           11            100%
Cincinnati.............     951,080             3        111,375             5        1,062,455            8             97%
Cleveland..............          --            --        102,500             1          102,500            1            100%
Columbus...............   1,110,334             2         56,849             1        1,167,183            3             99%
Dayton.................          --            --        264,000             5          264,000            5             98%
Detroit................     654,095            23        484,126            12        1,138,221           35             91%
Indianapolis...........     683,357             5      1,063,780            25        1,747,137           30             98%
Milwaukee..............          --            --        173,390             3          173,390            3            100%
Minneapolis/St.
  Paul.................     534,527             6      1,034,068            16        1,568,595           22             97%
Nashville..............     538,811             3             --            --          538,811            3            100%
St. Louis..............     198,413             3             --            --          198,413            3            100%
                                               --                           --
                         ----------                   ----------                   ------------          ---
Total or Average.......   8,524,164            60      4,126,822            77       12,650,986          137             96%
                                               --                           --
                                               --                           --
                         ----------                   ----------                   ------------          ---
                         ----------                   ----------                   ------------          ---

                           GLA AS
                           A % OF
                            TOTAL
METROPOLITAN AREA         PORTFOLIO
-----------------------  -----------
Atlanta................          22%
Chicago................          15%
Cincinnati.............           8%
Cleveland..............           1%
Columbus...............           9%
Dayton.................           2%
Detroit................           9%
Indianapolis...........          14%
Milwaukee..............           1%
Minneapolis/St.
  Paul.................          13%
Nashville..............           4%
St. Louis..............           2%

                         -----------
Total or Average.......         100%

                         -----------
                         -----------

    The following table summarizes certain information as of December 31, 1996 with respect to properties owned by the Other Real Estate Partnerships. Information in the table excludes properties under development at December 31, 1996.

                              BULK WAREHOUSE                    LIGHT INDUSTRIAL                         TOTAL
                        ---------------------------  ---------------------------------------  ----------------------------
                                        NUMBER OF                  NUMBER OF                    NUMBER OF       AVERAGE
METROPOLITAN AREA           GLA        PROPERTIES       GLA       PROPERTIES        GLA        PROPERTIES      OCCUPANCY
----------------------  ------------  -------------  ----------  -------------  ------------  -------------  -------------
Atlanta...............       985,501            9       213,467            5       1,198,968           14             97%
Central
  Pennsylvania(1).....     1,744,699           12       681,008           13       2,425,707           25             99%
Chicago...............     1,602,191           13       528,740            8       2,130,931           21             96%
Des Moines............       878,992            5            --           --         878,992            5            100%
Detroit...............     1,557,468           34     2,001,865           47       3,559,333           81             95%
Grand Rapids..........     2,769,591           22        40,400            3       2,809,991           25             92%
Indianapolis..........       976,273            1            --           --         976,273            1             98%
Milwaukee.............            --           --       133,173            3         133,173            3            100%
Minneapolis/St.
  Paul................     1,330,460           10     1,877,406           25       3,207,866           35             97%
Nashville.............       760,229            4       227,267            3         987,496            7             99%
St. Louis.............       674,682           12       385,713            3       1,060,395           15            100%
Other(2)..............       301,355            4       378,603            6         679,958           10            100%
                        ------------          ---    ----------          ---    ------------          ---
Total or Average......    13,581,441          126     6,467,642          116      20,049,083          242             97%
                        ------------          ---    ----------          ---    ------------          ---
                        ------------          ---    ----------          ---    ------------          ---


                           GLA AS
                        A % OF TOTAL
METROPOLITAN AREA        PORTFOLIO
----------------------  ------------
Atlanta...............            6%
Central
  Pennsylvania(1).....           12%
Chicago...............           11%
Des Moines............            4%
Detroit...............           18%
Grand Rapids..........           14%
Indianapolis..........            5%
Milwaukee.............            1%
Minneapolis/St.
  Paul................           16%
Nashville.............            5%
St. Louis.............            5%
Other(2)..............            3%
                              ------
Total or Average......          100%
                              ------
                              ------

------------------------

(1) Includes the Harrisburg, Allentown and Reading markets.

(2) Includes Denton, TX; Wichita, KS; West Lebanon, NH; and Abilene, TX.

    As of December, 31, 1996, 23 properties owned by the Operating Partnership were subject to encumbrances securing indebtedness thereof and 223 properties owned by the Other Real Estate Partnerships, including 195 properties encumbered by the 1994 Mortgage Loan which was defeased in April 1997, were subject to encumbrances securing indebtedness thereof.

TENANT AND LEASE INFORMATION

    As of December 31, 1996, the Operating Partnership and the Other Real Estate Partnerships had a diverse base of 993 tenants (427 of which were tenants of the Operating Partnership and 566 of which were tenants of the Other Real Estate Partnerships) engaged in a wide variety of businesses including manufacturing, retailing, wholesale trade, distribution and professional services. Most leases have an initial term of between three and five years and provide for periodic rental increases that are either fixed or based on changes in the Consumer Price Index. Industrial tenants typically have net or semi-net leases and pay as additional rent their percentage of the property's operating costs, including the costs of common area maintenance, property taxes and insurance. As of December 31, 1996, approximately 96% and 97% of the GLA of the properties owned by the Operating Partnership and the Other Real Estate Partnerships, respectively, was leased, and no single tenant or group of related tenants accounted for more than 4.3% of the Operating Partnership's rent revenues or more than 3.3% of the Other Real Estate Partnerships' rent revenues, nor did any single tenant or group of related tenants occupy more than 5.8% of the total GLA of the Operating Partnership or more than 4.0% of the total GLA of the Other Real Estate Partnerships.

LEASE EXPIRATIONS

    The following table shows scheduled lease expirations for all leases for the properties owned by the Operating Partnership as of December 31, 1996.

                                                                                                       PERCENTAGE
                                                                                                        OF TOTAL
                                                                           PERCENTAGE                 ANNUAL BASE
                                                                             OF GLA     ANNUAL BASE       RENT
                                                NUMBER OF    GLA SUBJECT   REPRESENTED   RENT UNDER   REPRESENTED
                                                 LEASES      TO EXPIRING   BY EXPIRING    EXPIRING    BY EXPIRING
YEAR OF EXPIRATION(1)                           EXPIRING      LEASES(2)      LEASES      LEASES(3)       LEASES
--------------------------------------------  -------------  ------------  -----------  ------------  ------------
1997........................................          113       2,041,911        16.7%   $    7,884          18.4%
1998........................................          105       1,906,139        15.6%        6,749          15.7%
1999........................................           88       2,324,030        19.0%        7,874          18.4%
2000........................................           52       1,508,463        12.4%        5,282          12.3%
2001........................................           44       1,432,763        11.7%        5,003          11.7%
2002........................................           23         514,726         4.2%        2,328           5.4%
2003........................................           11         511,354         4.2%        1,640           3.8%
2004........................................            5         762,466         6.3%        2,092           4.9%
2005........................................            3         105,700         0.9%          471           1.1%
Thereafter..................................            7       1,100,308         9.0%        3,574           8.3%
                                                      ---    ------------  -----------  ------------  ------------
  Total.....................................          451      12,207,860       100.0%   $   42,897         100.0%
                                                      ---    ------------  -----------  ------------  ------------
                                                      ---    ------------  -----------  ------------  ------------

------------------------

(1) Lease expirations as of December 31, 1996, assuming tenants do not exercise existing renewal, termination or purchase options.

(2) Does not include existing vacancies of 443,126 aggregate square feet.

(3) In thousands, reflects monthly base rent provided for under the terms of each expiring lease as in effect at December 31, 1996, multiplied by 12, and does not take into account contractual rent escalations.

    The following table shows scheduled lease expirations for all leases for the properties owned by the Other Real Estate Partnerships as of December 31, 1996.

                                                                                                       PERCENTAGE
                                                                                                        OF TOTAL
                                                                           PERCENTAGE                 ANNUAL BASE
                                                                             OF GLA     ANNUAL BASE       RENT
                                                NUMBER OF    GLA SUBJECT   REPRESENTED   RENT UNDER   REPRESENTED
                                                 LEASES      TO EXPIRING   BY EXPIRING    EXPIRING    BY EXPIRING
YEAR OF EXPIRATION(1)                           EXPIRING      LEASES(2)      LEASES      LEASES(3)       LEASES
--------------------------------------------  -------------  ------------  -----------  ------------  ------------
1997........................................          161       3,484,985        18.0%   $   12,984          16.2%
1998........................................          148       3,997,795        20.6%       17,117          21.4%
1999........................................          133       3,071,676        15.9%       13,421          16.8%
2000........................................           84       2,984,135        15.4%       13,171          16.5%
2001........................................           64       3,005,917        15.5%       10,956          13.7%
2002........................................            5         506,963         2.6%        2,247           2.8%
2003........................................           14         944,865         4.9%        4,038           5.0%
2004........................................            5         319,128         1.7%        1,093           1.4%
2005........................................            7         663,368         3.4%        2,745           3.4%
Thereafter..................................           12         392,593         2.0%        2,217           2.8%
                                                      ---    ------------  -----------  ------------  ------------
  Total.....................................          633      19,371,425       100.0%   $   79,989         100.0%
                                                      ---    ------------  -----------  ------------  ------------
                                                      ---    ------------  -----------  ------------  ------------

------------------------

(1) Lease expirations as of December 31, 1996, assuming tenants do not exercise existing renewal, termination or purchase options.

(2) Does not include existing vacancies of 677,658 aggregate square feet.

(3) In thousands, reflects monthly base rent provided for under the terms of each expiring lease as in effect at December 31, 1996, multiplied by 12, and does not take into account contractual rent escalations.

PROPERTY MANAGEMENT

    At December 31, 1996, Operating Partnership employees located in the relevant market managed 358 of the 379 properties owned by the Operating Partnership and the Other Real Estate Partnerships. Twenty-one properties were managed at the local level by third-party managers, with oversight by senior regional directors of the Company, each of whom is an employee of the Operating Partnership. In each of these cases, control is retained over all leasing, capital investment decisions, rent collection, accounting and most operational decisions, allowing local third-party managers limited operational authority.

                                   MANAGEMENT

    The directors and senior officers of the Company, which is the general partner of the Operating Partnership, and their ages as of April 30, 1997, are as follows:

NAME                                                       AGE                             OFFICE
-----------------------------------------------------      ---      -----------------------------------------------------
Jay H. Shidler.......................................          51   Chairman of the Board of Directors
Michael T. Tomasz....................................          54   President, Chief Executive Officer and Director
Michael W. Brennan...................................          40   Chief Operating Officer and Director
Michael J. Havala....................................          37   Chief Financial Officer, Treasurer and Secretary
Johannson L. Yap.....................................          34   Chief Investment Officer
Gary H. Heigl........................................          41   Senior Vice President, Capital Markets
Anthony Muscatello...................................          48   President of FI Development Services Corporation
John L. Lesher.......................................          63   Director
Kevin W. Lynch.......................................          44   Director
John Rau.............................................          48   Director
Robert J. Slater.....................................          59   Director
J. Steven Wilson.....................................          53   Director
Michael G. Damone....................................          62   Director of Strategic Planning and Director
Jan A. Burman........................................          45   Senior Regional Director
David P. Draft.......................................          45   Senior Regional Director
Timothy E. Gallagher.................................          46   Senior Regional Director
Duane H. Lund........................................          33   Senior Regional Director
Peter F. Murphy......................................          31   Senior Regional Director
Christopher M. Schneider.............................          35   Vice President, Finance and Accounting
Cindy Thorson........................................          34   Vice President, Investor Relations
Randall L. Axelson...................................          38   Vice President, Operations and Research
Scott A. Musil.......................................          29   Controller
Eileen Millar........................................          57   Vice President of Administration

    The Company's Board of Directors consists of nine directors, a majority of whom are and will be independent. Messrs. Lesher, Lynch, Rau, Slater and Wilson are independent directors.

    JAY H. SHIDLER. Mr. Shidler has been Chairman of the Board of Directors since the formation of the Company in August 1993. He is the Founder and managing partner of The Shidler Group. A nationally acknowledged expert in the field of real estate investment and finance, Mr. Shidler has over 25 years of experience in real estate investment and has acquired and managed properties involving over $3 billion in aggregate value. Since 1970, Mr. Shidler has been directly involved in the acquisition and management of over 700 properties in 40 states and Canada. He serves on the boards of directors of several private companies and is active as a trustee of several charitable organizations, including The Shidler Family Foundation. Mr. Shidler is also a founder and member of the Board of Directors of TriNet Corporate Realty Trust, Inc., where he served as a Co-Chairman of the Board of Directors from March 1993 through May 1996. Mr. Shidler is a member of the Urban Land Institute and the National Association of Real Estate Investment Trusts ("NAREIT").

    MICHAEL T. TOMASZ. Mr. Tomasz has been President, Chief Executive Officer and a director of the Company since April 1994. He joined The Shidler Group in 1986, where he was managing partner of the Chicago office and was involved in the acquisition, financing, leasing, managing and disposition of over $270 million of commercial property. Prior to joining The Shidler Group, Mr. Tomasz was a commercial real estate broker with CB Commercial (formerly Coldwell Banker) from 1974 to 1985 in which capacity he was involved in the sale and leasing of over $200 million of industrial property. In 1979, Mr. Tomasz was named the "Commercial Salesperson of the Year" by the Chicago Real Estate Board and, in 1996, he was named "Industrial Property Executive of the Year" by Commercial Property News. His professional affiliations include the Society of Industrial and Office Realtors, the Urban Land Institute, the Association of Industrial Real Estate Brokers and NAREIT.

    MICHAEL W. BRENNAN. Mr. Brennan has been a director since March 1996. He has been Chief Operating Officer of the Company since December 1995, prior to which time he was Senior Vice President, Asset Management of the Company since April 1994. He was a Partner of The Shidler Group between 1988 and 1994 and the president of Brennan/Tomasz/Shidler Investment Corporation and was in charge of asset management, leasing, project finance, accounting and treasury functions for The Shidler Group's Chicago operations. Between 1986 and 1988, Mr. Brennan served as The Shidler Group's principal acquisition executive, with responsibility for the acquisition of over $70 million of commercial properties. Prior to joining The Shidler Group, Mr. Brennan was an investment specialist with CB Commercial (formerly Coldwell Banker). His professional affiliations include the Society of Industrial and Office Realtors, the Urban Land Institute, the National Association of Office and Industrial Parks, NAREIT and the Chicago Union League Club Real Estate Group.

    MICHAEL J. HAVALA. Mr. Havala has been Chief Financial Officer, Treasurer and Secretary of the Company since April 1994. He joined The Shidler Group in 1989, and was Chief Financial Officer for The Shidler Group's midwest region with responsibility for accounting, finance and treasury functions. With The Shidler Group, Mr. Havala structured joint ventures, obtained and refinanced project financing, developed and implemented management information systems and coordinated all financial aspects of a three million square foot portfolio located in various states throughout the Midwest. Prior to joining The Shidler Group, Mr. Havala was a Senior Tax Consultant with Arthur Andersen & Company, where he worked in both the tax and audit areas, specializing in real estate, banking and corporate finance. Mr. Havala is a certified public accountant. His professional affiliations include NAREIT and the Illinois CPA Society.

    JOHANNSON L. YAP. Mr. Yap has been the Chief Investment Officer of the Company since February 1997. From April 1994 to February 1997, he was Senior Vice President, Acquisitions of the Company. He joined The Shidler Group in 1988 and became a Vice President in 1991, with responsibility for acquisitions, property management, leasing, financing, sales and construction management functions. Between 1988 and 1994, Mr. Yap has assisted in the acquisition, underwriting and due diligence of over $300 million of commercial properties. His professional affiliations include the Urban Land Institute, the Chicago Real Estate Council, NAREIT and the National Association of Industrial and Office Parks.

    GARY H. HEIGL. Mr. Heigl has been Senior Vice President, Capital Markets of the Company since December 1995. Over the last 18 years, Mr. Heigl specialized in commercial real estate finance, arranging project debt totaling in excess of $6 billion. During 1994 and 1995, Mr. Heigl was Senior Vice President -- Director New Business Development for ITT Real Estate Services, Inc. From 1991 through 1993, he operated his own real estate consulting firm. From 1984 through 1990, Mr. Heigl served in various project finance capacities at VMS Realty Partners culminating as Senior Vice President -- Finance and Dispositions. Prior to 1984, he served in lending officer positions for the commercial real estate groups of ITT Financial and Aid Association for Lutherans. Mr. Heigl's professional affiliations include the Urban Land Institute and NAREIT.

    ANTHONY MUSCATELLO. Mr. Muscatello has been President of FI Development Services Corporation, the General Partner of one of the Other Real Estate Partnerships, since September 1996, prior to which he had served as a senior regional director for Pennsylvania and Atlanta since June 1994. Over the last 25 years, he has been responsible for the leasing, management and/or development of over two million square feet of office, industrial and residential real estate. From 1987 to 1994, he served as Managing General Partner of the central Pennsylvania operations of Rouse & Associates, where he was responsible for day-to-day operations, including profit and loss, marketing, leasing, acquisition, financing, construction and asset management functions. From 1982 to 1987, he served in various capacities with Rouse & Associates. From 1969 to 1982, Mr. Muscatello worked for several real estate development firms, where his responsibilities included land acquisition, market analysis and marketing, sales, financing and construction of single family and multi-family homes. He is an active member in the National Association of Industrial and Office Parks and the Industrial Real Estate Brokers of Metropolitan New York.

    JOHN L. LESHER. Mr. Lesher has been a director of the Company since June 1994. Since April 1994, Mr. Lesher has been the President of Resource Evaluation, Inc., a consulting firm specializing in working capital management. He is a director of REL Consultancy Group, the parent of Resource Evaluation, Inc., and a director of The Sound Shore Fund. From 1990 to 1993, he was a Managing Director of Korn/Ferry International, an executive recruiting organization. From 1985 to 1989, he was Vice President of the New York financial services practices of Cresap, McCormick & Paget, a management consulting organization; President of Home Group Financial Services, a subsidiary of Home Insurance Company; and President of Mars & Company, an international strategic planning and consulting firm. Prior to 1985, he served for 24 years in various capacities at Booz, Allen & Hamilton, including from 1976 to 1985 as its President.

    KEVIN W. LYNCH. Mr. Lynch has been a director of the Company since June 1994. Mr. Lynch is the Co-Founder and Principal of The Townsend Group ("Townsend"), an institutional real estate consulting firm founded in 1983 which provides real estate consulting for pension funds and institutional investors. In his capacity as Principal, Mr. Lynch is responsible for the development of client portfolio strategic planning, investment planning, oversight of advisor/manager real estate compliance and monitoring portfolios on behalf of Townsend's clients. Prior to founding Townsend, Mr. Lynch was associated with Stonehenge Capital Corporation where he was involved in the acquisition of institutional real estate properties and the structuring of institutional real estate transactions. He is a member of the National Real Estate Advisory Board for the Real Estate Center at New York University. Mr. Lynch's professional affiliations include the National Council of Real Estate Investment Fiduciaries, the Pension Real Estate Association, the American Society for Real Estate Research, the Urban Land Institute and NAREIT.

    JOHN RAU. Mr. Rau has been a director of the Company since June 1994. Mr. Rau is President and Chief Executive Officer of Chicago Title and Trust Co. and Chicago Title Insurance Co., and President and Chief Executive Officer of Ticor Title Insurance Co. and Security Union Title Insurance Co., subsidiaries of Chicago Title and Trust Co. Mr. Rau is a member of the combined Board of Directors of Chicago Title and Trust Co. and Chicago Title Insurance Co., as well as Chairman of the Board of Directors of Ticor Title Insurance Co. and Security Union Title Insurance Co. Mr. Rau is also a director of LaSalle National Bank and a member of the Board of Overseers of the CARE Foundation. From July 1993 until November 1996, Mr. Rau was Dean of the Indiana University School of Business. From 1991 to 1993, Mr. Rau served as Chairman of the Illinois Economic Development Board and as special advisor to Illinois Governor James Edgar. From 1990 to 1993, he was Chairman of the Banking Research Center Board of Advisors and a Visiting Scholar at Northwestern University's J.L. Kellogg Graduate School of Management. During that time he also served as Special Consultant to McKinsey & Company, a worldwide strategic consulting firm. From 1989 to 1991, Mr. Rau served as President and Chief Executive Officer of LaSalle National Bank. From 1979 to 1989, he was associated with The Exchange National Bank, serving as President from 1983 to 1989, at which time The Exchange National Bank merged with LaSalle National Bank. Prior to 1979, he was associated with First National Bank of Chicago. Mr. Rau also served as Chairman of the Board of Trustees of the CARE Foundation.

    ROBERT J. SLATER. Mr. Slater has been a director of the Company since June 1994. Since 1985, Mr. Slater has been President of Jackson Consulting, Inc., a private consulting company specializing in advising basic industries. Mr. Slater is presently a director of National Steel Corporation, a major steel manufacturing company, and a director of Southdown, Inc., a major cement and cement product manufacturing company. Prior to 1985, Mr. Slater had been associated with Crane Co. for 17 years. Crane Co. is a diversified company involved in the distribution and manufacturing of building products, steel, cement and aerospace products. He served as President and Chief Operating Officer and a director of Crane from 1980 to 1985. He became Vice Chairman of that company in 1985. Prior to that, he was President of Crane Co.'s largest subsidiary, CF&I Steel Corporation, from 1976 to 1980. While President of Crane Co., Mr. Slater also served as Chairman and director of Medusa Corporation, Chairman of the Executive Committee and a director of Huttig Sash and Door Co., director, Chairman and Chief Executive Officer of

CF&I Steel Corporation and director of Crane Co.'s European, Australian, Canadian and Mexican operations.

    J. STEVEN WILSON. Mr. Wilson has been a director of the Company since June 1994. Since 1991, Mr. Wilson has been Chairman of the Board of Directors, President and Chief Executive Officer and a director of Wickes Lumber Company, which is one of the largest lumber yard chains in the United States. For more than five years, Mr. Wilson has been President, Chief Executive Officer and a director of Riverside Group, Inc., an insurance holding company with operations in real estate and mortgage banking. He is also a director of Atlantic Group, Inc., a supplier of building materials, a director of Circle Investors, Inc. and President and Chief Executive Officer of Wilson Financial Corp., a real estate and investment firm.

    MICHAEL G. DAMONE. Mr. Damone is Director of Strategic Planning for the Company and has been a director of the Company since June 1994. Between 1973 and 1994, Mr. Damone was Chief Executive Officer of Damone/Andrew, a full service real estate organization, which developed more than three million square feet of industrial, warehouse, distribution and research and development buildings. Prior to co-founding Damone/Andrew in 1973, Mr. Damone was for over six years the executive vice president of a privately-held, Michigan based real estate development and construction company, where he was responsible for the development of industrial business parks. His professional affiliations include the Society of Industrial and Office Realtors, the National Association of Realtors, the Michigan Association of Realtors and the South Oakland County Board of Realtors.

    JAN A. BURMAN. Mr. Burman has been a senior regional director of the Company for Long Island and northern New Jersey since January 1997. He oversees acquisitions, developments, build-to-suits, asset management and lease negotiations for a nearly three million square foot regional portfolio. Mr. Burman has 19 years of experience in real estate executive management. Prior to joining the Company, he was a partner and president of Lazarus Burman Associates, a full service real estate company with in-house leasing, management, construction and design capabilities that the Company acquired in January 1997. Under Mr. Burman's leadership, Lazarus Burman Associates tripled in size and dramatically expanded the scope of its activities and operations. Before joining Lazarus Burman Associates, Mr. Burman began his career as a certified public accountant working in the tax and audit departments of Touche Ross & Co. He is president of the Association for a Better Long Island and a member of Syracuse University's School of Management Corporate Advisory Council.

    DAVID P. DRAFT. Mr. Draft has been a senior regional director of the Company for the Detroit and Grand rapids regions since March 1996. Over the last 24 years, Mr. Draft has been responsible for leasing, management and/or development of over four million square feet of industrial real estate. Between 1994 and March 1996, Mr. Draft was Co-Founder and Principal of Draft & Gantos Properties, L.L.C., where he was responsible for real estate management, construction and development. From 1990 to 1994, Mr. Draft was Director of Development and Operations for Robert Grooters Development Company where he was responsible for the development and management of industrial properties. Mr. Draft is a licensed real estate broker and member of the National Association of Realtors and the Michigan Association of Realtors.

    TIMOTHY E. GALLAGHER. Mr. Gallagher has been a senior regional director of the Company for Chicago, Milwaukee, Des Moines and St. Louis since April 1997. He oversees acquisitions, asset management, leasing, development, and build-to-suit transactions. From 1994 to April 1997, Mr. Gallagher was the Executive Vice President and a Principal at Hiffman Shaffer Associates, Inc. ("HSA") in Chicago where he was responsible for managing the entire Industrial Real Estate Division of the company. Prior to HSA, Mr. Gallagher started his real estate career at Darwin Realty & Development Corp. ("Darwin") and was President of that company from 1985 through 1994. Mr. Gallagher was responsible for running Darwin on a day-to-day basis and also was the top real estate broker producer at the Darwin during ten of his thirteen years with the company.

    DUANE H. LUND. Mr. Lund has been a senior regional director of the Company for the Minneapolis and St. Paul region since April 1994. In 1989, he joined The Shidler Group's Minneapolis office where he was involved in coordinating the underwriting and due diligence for over $200 million of commercial property. In 1991 and 1992, Mr. Lund served as Senior Vice President of Asset Management, where he oversaw the management and leasing of a real estate portfolio of three million square feet located in four states. Prior to joining The Shidler Group's Minneapolis office, Mr. Lund was a tax consultant with Peat Marwick Main & Company from 1986 to 1988. He is a certified public accountant. His professional affiliations include NAREIT, the National Association of Industrial and Office Parks, the Minneapolis Area Association of Realtors and the Urban Land Institute. He is also a director of the Wisconsin Real Estate Alumni Association, Inc. and the KPMG Peat Marwick Alumni Association.

    PETER F. MURPHY. Mr. Murphy has been a senior regional director of the Company for Nashville, Indiana and Ohio since March 1996. Between 1991 and March 1996, Mr. Murphy was a Vice President of First Highland Management and Development Corporation where he was responsible for the acquisition, development, management and leasing activities for a 2 million square foot portfolio of properties in Indiana and Ohio, Mr. Murphy is a member of the Indianapolis Economic Development Commission.

    CHRISTOPHER M. SCHNEIDER. Mr. Schneider has been Vice President, Finance and Accounting of the Company since March 1996, prior to which time he had been Financial Manager of the Company since December 1994. From 1991 through 1994, he was Controller for The Shidler Group's midwest region with responsibility for its accounting, tax and treasury functions. From 1989 to 1991, Mr. Schneider was a tax consultant with Arthur Andersen & Co., where he specialized in real estate and partnership tax. From 1983 to 1989, he was Asset Manager for two residential and commercial property management firms. Mr. Schneider is a certified public accountant and a member of NAREIT, the Illinois CPA Society and the Minnesota Society of Certified Public Accountants.

    CINDY THORSON. Ms. Thorson has been Vice President, Investor Relations of the Company since July 1995. From 1992 to 1995, she was the Investor Relations Manager for Chicago and North Western Transportation Company. Ms. Thorson managed marketing and consulting projects for Sears and The NutraSweet Company from 1990 to 1992. From 1985 to 1989, she held various positions with the Institute of Real Estate Management and the National Association of Realtors. Ms. Thorson is a member of NAREIT and the National Investor Relations Institute.

    RANDALL L. AXELSON. Mr. Axelson has been Vice President, Operations and Research of the Company since March 1996 and was Assistant Vice President, Asset Management of the Company from August 1995 until March 1996. Between 1984 and July 1995, he held various positions with Travelers Realty Investment Company, most recently as Assistant Vice President -- Investment Administration where he directed and oversaw an 80-property, $900 million commercial portfolio and was responsible for all financial matters related to sales of two national portfolios with an aggregate value of nearly $1 billion. From 1981 to 1984, Mr. Axelson was an accountant at Homart Development Company. He is a certified public accountant and a member of NAREIT, the Urban Land Institute and the Illinois CPA Society.

    SCOTT A. MUSIL. Mr. Musil has been Controller of the Company since December 1995. From 1988 to August 1995, Mr. Musil served in various capacities with Arthur Andersen & Co., culminating as an audit manager specializing in the real estate and finance industries. He is a certified public accountant and a member of the American Institute of Certified Public Accountants the Illinois CPA Society and NAREIT.

    EILEEN MILLAR. Ms. Millar has been Vice President of Administration of the Company since December 1996 and is responsible for directing the Company's training and integration initiatives. From 1977 to 1988, Ms. Millar was with the The Shidler Group in Honolulu where she held a number of positions with increasing responsibilities, which included partner of support systems, asset management, property acquisitions and corporate marketing. From 1988 through 1996, she owned her own real estate company and invested in real estate for her own account.

                              DESCRIPTION OF NOTES

    THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES OFFERED HEREBY SUPPLEMENTS, AND TO THE EXTENT INCONSISTENT THEREWITH REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE "DEBT SECURITIES" SET FORTH IN THE ACCOMPANYING PROSPECTUS UNDER "DESCRIPTION OF DEBT SECURITIES," TO WHICH REFERENCE IS HEREBY MADE.

GENERAL

    The 2007 Notes and the 2027 Notes each constitute a separate series of Debt Securities (which are more fully described in the accompanying Prospectus) to be issued under an Indenture, to be dated as of May 13, 1997 (the "Original Indenture"), as supplemented by Supplemental Indenture No. 1, to be dated as of May 13, 1997 (the "Supplemental Indenture" and together with the Original Indenture, the "Indenture"), between the Operating Partnership and First Trust National Association (the "Trustee"). The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and is available for inspection at the offices of the Operating Partnership. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Notes are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the Notes. All capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

    The 2007 Notes will be limited to an aggregate principal amount of $150,000,000, and the 2027 Notes will be limited to an aggregate principal amount of $100,000,000. The Notes will be direct, senior unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. The Notes will not be obligations of the Company or any of the Other Real Estate Partnerships. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership and to indebtedness and other liabilities the Other Real Estate Partnerships and any subsidiaries the Operating Partnership may have from time to time. Accordingly, such prior indebtedness will have to be satisfied in full before Holders of the Notes will be able to realize any value from encumbered or indirectly held properties.

    As of December 31, 1996, adjusted to reflect the incurrence of the Defeasance Loan, the offering of $212.1 million of the Notes and the application of the net proceeds therefrom to repay $210.0 million of the Defeasance Loan, the Operating Partnership would have had $409.7 million of indebtedness (of which $45.6 million would have been secured by 23 of the Operating Partnership's properties), and, in addition to the defeased 1994 Mortgage Loan, the Other Real Estate Partnerships would have had an aggregate of $46.5 million of mortgage indebtedness outstanding. The Operating Partnership and the Subsidiaries may incur additional indebtedness, including secured indebtedness, subject to the provisions described below under "-- Certain Covenants Limitations on Incurrence of Indebtedness."

    The Notes will only be issued in fully registered form in denominations of $1,000 and integral multiples thereof.

PRINCIPAL AND INTEREST

    The 2007 Notes will bear interest at 7.60% per annum and will mature on May 15, 2007. The 2027 Notes will bear interest at 7.15% per annum and will mature on May 15, 2027. There is no sinking fund applicable to the Notes.

    The Notes will bear interest from May 13, 1997 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 1997 (each, an "Interest Payment Date"), and, if not otherwise an Interest Payment Date, at the applicable Stated Maturity, to the Persons (the "Holders") in whose name the applicable Notes are registered in the Security Register on the preceding May 1 or November 1 (whether or not a Business Day, as defined below), as the case may be (each, a "Regular Record Date"). Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    If any Interest Payment Date or Stated Maturity falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Stated Maturity, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banks in New York City or in Chicago are authorized or required by law, regulation or executive order to close.

    The principal of and interest on the Notes when due will be payable in such coin or currency of the United States of America as at the time of payment is a legal tender for payment of public and private debts. With respect to any Notes not represented by a Global Security, such principal and interest will be payable at the corporate trust office of the agent of the Operating Partnership (the "Paying Agent") in the City of New York, initially located at 100 Wall Street, Suite 2000; PROVIDED that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States.

OPTIONAL REDEMPTION

    The 2007 Notes may be redeemed at any time, and the 2027 Notes may be redeemed at any time after May 15, 2002, in each case at the option of the Operating Partnership, in whole or in part (equal to $1,000 or an integral multiple thereof), at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Notes (the "Redemption Price").

    If notice has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such Notes will be to receive payment of the Redemption Price.

    Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

    If less than all the Notes are to be redeemed at the option of the Operating Partnership, the Operating Partnership will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part. Notes may be redeemed in part in the minimum authorized denomination for Notes or in any integral multiple thereof.

    As used herein:

    "MAKE-WHOLE AMOUNT" means, in connection with any optional redemption of any 2007 Note or 2027 Note, as the case may be, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, over (ii) the aggregate principal amount of the respective Notes being redeemed.

    "REINVESTMENT RATE" means .25% (twenty-five one hundredths of one percent) plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For such purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

    "STATISTICAL RELEASE" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by the Operating Partnership.

MANDATORY REDEMPTION OF 2027 NOTES AT OPTION OF HOLDER

    On May 15, 2002, or if such date is not a Business Day, then the next succeeding Business Day, each Holder of 2027 Notes will have the right (the "Redemption Right") to require the Operating Partnership to redeem all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's 2027 Notes for cash at a purchase price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the Redemption Date.

    On or prior to March 1, 2002, the Operating Partnership will mail a notice to each Holder of 2027 Notes stating that (a) in order for a Holder of 2027 Notes to exercise the Redemption Right, such Holder must surrender the 2027 Notes in respect of which the Redemption Right is being exercised, together with the form entitled "Option of Holder of 2027 Notes to Elect Redemption on May 15, 2002" on the reverse of the 2027 Notes duly completed, or transfer such 2027 Notes by book-entry, to the Trustee during the period from March 15, 2002 and prior to 5:00 p.m. (New York City time) on April 14, 2002 (or if such date is not a Business Day, then the next succeeding Business Day), (b) any election on the part of a Holder of 2027 Notes to exercise the Redemption Right effected in accordance with the foregoing shall be irrevocable on the part of such Holder and may not be withdrawn, (c) Holders of 2027 Notes being redeemed only in part will be issued new 2027 Notes equal in principal amount to the unredeemed portion of the 2027 Notes surrendered, which unredeemed portion must be equal to $1,000 in principal amount or an integral multiple thereof, and (d) unless the Operating Partnership defaults in the payment of principal and accrued interest on the 2027 Notes to be redeemed on the Redemption Date, interest on such 2027 Notes will cease to accrue on the Redemption Date. The Operating Partnership will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to the redemption of the 2027 Notes pursuant to the Redemption Right.

    On the Redemption Date, the Operating Partnership will, to the extent lawful, deposit with the Trustee an amount sufficient to redeem all 2027 Notes or portions thereof being redeemed (together with accrued interest). Failure by the Operating Partnership to redeem the 2027 Notes on the Redemption Date will result in an Event of Default under the Indenture.

    Because the 2027 Notes will be represented by a Global Security (as defined below), a Holder of 2027 Notes must exercise the Redemption Right through DTC's nominee (or the nominee of any successor depository). In order to ensure that such nominee will exercise in a timely manner the Redemption Right with respect to a particular 2027 Note, the beneficial owner of an interest therein must instruct the broker or other direct or indirect participant through which it holds an interest in such 2027 Note to notify DTC (or any successor depository) of its desire to exercise the Redemption Right. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each such beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Global Security in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC (or any successor depository).

    All questions regarding the validity, form, eligibility (including time of receipt) and acceptance of any 2027 Note for redemption will be determined by the Operating Partnership, whose determination will be final and binding.

CERTAIN COVENANTS

    LIMITATIONS ON INCURRENCE OF INDEBTEDNESS. The Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Indebtedness (as defined below), other than intercompany Indebtedness (representing Indebtedness to which the only parties are the Operating Partnership and any of its Subsidiaries (but only so long as such Indebtedness is held solely by any of the Operating Partnership and any of its Subsidiaries)), if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP) is greater than 60% of the sum of (without duplication) (i) the Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (the "Commission") (or, if such filing is not permitted under the Exchange Act, with the Trustee, or, if the Operating Partnership has not yet filed its first Quarterly Report on Form 10-Q, as of December 31, 1996) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any of its Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

    In addition to the foregoing limitation on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any of its Subsidiaries to, incur Indebtedness secured by any Encumbrance (as defined below) upon any of the property of the Operating Partnership or any of its Subsidiaries if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP) which is secured by any Encumbrance on property of the Operating Partnership or any of its Subsidiaries is greater than 40% of the sum of (without duplication)
(i) the Total Assets as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee, or, if the Operating Partnership has not yet filed its first Quarterly Report on Form 10-Q, as of December 31, 1996) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any of its Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

    The Operating Partnership and its Subsidiaries may not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness (as defined below) of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP).

    In addition to the foregoing limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Indebtedness by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period); (iii) in the case of Acquired Indebtedness (as defined below) or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Operating Partnership or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

    In accordance with GAAP, the financial statements of the Operating Partnership present its limited partnership interests in each of the Other Real Estate Partnerships under the equity method of accounting. However, the Indenture treats the Other Real Estate Partnerships as consolidated subsidiaries for purposes of the financial covenants of the Indenture. For the purposes of such covenants, as of December 31, 1996, as adjusted to reflect the incurrence of the Defeasance Loan, the offering of $212.1 million of the Notes and the application of the net proceeds therefrom to repay $210.0 million of the Defeasance Loan, the Operating Partnership would have had a percentage of Indebtedness to Total Assets of 41.6%, a percentage of Indebtedness subject to Encumbrances to Total Assets of 12.1% and a percentage of Total Unencumbered Assets to Unsecured Indebtedness of 225.6% and, for the four consecutive fiscal quarters ended December 31, 1996, as so adjusted, the Operating Partnership would have had a ratio of Consolidated Income Available for Debt Service to the Annual Service Charge of 3.16x.

    PROVISION OF FINANCIAL INFORMATION. Whether or not the Operating Partnership is subject to Section 13 or 15(d) of the Exchange Act, the Operating Partnership will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 and 15(d) if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event
(x) within 15 days of each Required Filing Date if the Operating Partnership is not then subject to such Section 13 or 15(d), (i) transmit by mail to all Holders of

Notes, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

    WAIVER OF CERTAIN COVENANTS. The Operating Partnership may omit to comply with any term, provision or condition of the foregoing covenants, and with any other term, provision or condition with respect to the 2007 Notes or the 2027 Notes, as the case may be (except any such term, provision or condition which could not be amended without the consent of all Holders of Notes), if before or after the time for such compliance the Holders of at least a majority in principal amount of all the outstanding 2007 Notes or 2027 Notes, as the case may be, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Operating Partnership and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

    As used herein, and in the Indenture:

        "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

        "ANNUAL SERVICE CHARGE" for any period means (i) the aggregate interest expense for such period in respect of, and the amortization during such period of any original issue discount of, Indebtedness of the Operating Partnership and its Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock and (ii) so long as First Securities, L.P. ("Securities, L.P.") is a Subsidiary of the Operating Partnership, distributions which are payable during such period in respect of any preference equity interests of Securities, L.P.

        "CAPITAL STOCK" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

        "CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE" for any period means Earnings from Operations (as defined below) of the Operating Partnership and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Indebtedness of the Operating Partnership and its Subsidiaries, (ii) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (iii) amortization of debt discount, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period, (vi) amortization of deferred charges and (vii) interest income related to investments irrevocably deposited with an agent of the Operating Partnership or any of its Subsidiaries, as the case may be, for the purpose of defeasing any indebtedness or any other obligation (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

        "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise,
    (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the maturity price or redemption price of which may, at the option of such Person, be paid in Capital Stock which is not Disqualified Stock), (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of such Person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the Stated Maturity of the Notes.

        "EARNINGS FROM OPERATIONS" for any period means net income excluding gains and losses on sales of investments, extraordinary items and property valuation losses, net as reflected in the financial statements of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP).

        "ENCUMBRANCE" means any mortgage, lien, charge, pledge, encumbrance or security interest of any kind; PROVIDED, HOWEVER, that the term "Encumbrance" shall not include any mortgage, lien, charge, pledge or security interest securing any indebtedness or any other obligation which has been defeased (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

        "INDEBTEDNESS" of the Operating Partnership or any of its Subsidiaries means (i) any indebtedness of the Operating Partnership or any of its Subsidiaries, whether or not contingent, in respect of (a) borrowed money or evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any Encumbrance existing on property owned by the Operating Partnership or any of its Subsidiaries, (b) indebtedness for borrowed money of a Person other than the Operating Partnership or a Subsidiary of the Operating Partnership which is secured by any Encumbrance existing on property owned by the Operating Partnership or any of its Subsidiaries, to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value of the property subject to such Encumbrance, (c) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, and all conditional sale obligations or obligations under any title retention agreement, (d) the principal amount of all obligations of the Operating Partnership or any of its Subsidiaries with respect to redemption, repayment or other repurchase of any Disqualified Stock, (e) any lease of property by the Operating Partnership or any of its Subsidiaries as lessee which is reflected on the Operating Partnership's consolidated balance sheet determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP) as a capitalized lease, or (f) interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements and
    (ii) the liquidation preference on any issued and outstanding preferred equity interests of Securities, L.P., to the extent, in the case of items of indebtedness under (i)(a) through (c) above, that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under
    GAAP), and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any of its Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than the Operating Partnership or any of its Subsidiaries) (it being understood that Indebtedness shall be deemed to be incurred by the Operating Partnership or any of its Subsidiaries whenever the Operating Partnership or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof); PROVIDED, HOWEVER, that the term "Indebtedness" shall not include any indebtedness or any other obligation which has been defeased (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

        "SUBSIDIARY" means, (i) with respect to any Person, any corporation, partnership or other entity of which a majority of (a) the voting power of the voting equity securities or (b) the outstanding equity interests of which are owned, directly or indirectly, by such Person and (ii) with respect to the Operating Partnership, Securities, L.P., so long as the Operating Partnership owns, directly or indirectly, a majority of the outstanding non-preference equity interests thereof. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

        "TOTAL ASSETS" as of any date means the sum of (i) the Undepreciated Real Estate Assets (as defined below) and (ii) all other assets of the Operating Partnership and its Subsidiaries determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under
    GAAP), but excluding accounts receivable and intangibles; PROVIDED, HOWEVER, that the term "Total Assets" shall not include any assets which have been deposited in trust to defease any indebtedness or any other obligation (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

        "TOTAL UNENCUMBERED ASSETS" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under
    GAAP), but excluding accounts receivable and intangibles; PROVIDED, HOWEVER, that the term "Total Unencumbered Assets" shall not include any assets which have been deposited in trust to defease any indebtedness or any other obligation (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

        "UNDEPRECIATED REAL ESTATE ASSETS" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under
    GAAP).

        "UNSECURED INDEBTEDNESS" means Indebtedness which is not secured by any Encumbrance upon any of the properties of the Operating Partnership or any of its Subsidiaries.

    See "Description of Debt Securities -- Certain Covenants" in the accompanying Prospectus for a description of additional covenants applicable to the Operating Partnership.

EVENTS OF DEFAULT

    The Indenture provides that the following events are "Events of Default" with respect to the Notes: (a) default in the payment of any interest on any Notes when such interest becomes due and payable that continues for a period of 30 days; (b) default in the payment of the principal of (or Make-Whole Amount, if any, on) any Notes when due and payable including, in the case of the 2027 Notes, the failure of the

Operating Partnership to redeem on the Redemption Date any 2027 Note with respect to which a Redemption Right has been properly exercised; (c) default in the performance, or breach, of any other covenant or warranty of the Operating Partnership in the Indenture with respect to the Notes and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture; (d) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Operating Partnership (or by any of its Subsidiaries, the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10,000,000, whether such Indebtedness now exists or shall hereafter be created, which default shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such Indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after written notice to the Operating Partnership as provided in the Indenture; and (e) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary. The Term "significant subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The provisions of Article 14 of the Indenture relating to defeasance and covenant defeasance, which are described under "Description of Debt Securities Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus, will apply to the Notes. Each of the covenants described under "Certain Covenants" herein and "Description of Debt Securities -- Certain Covenants" in the accompanying Prospectus will be subject to covenant defeasance.

BOOK-ENTRY SYSTEM

    DTC will act as securities depository for the Notes. The Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One fully-registered Global Security will be issued for each issue of the Notes, in the aggregate principal amount of such issue, and will be deposited with DTC.

    DTC has advised the Operating Partnership of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among its Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct Participant of DTC, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of the Notes under DTC's system must be made by or through direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note (the "Beneficial Owner") is in turn to be recorded on the direct Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct Participant or Indirect Participant through which the Beneficial Owner entered into the transactions. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of the Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for any series of Notes is discontinued.

    To facilitate subsequent transfers, all Global Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct Participants, by direct Participants to Indirect Participants and by direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the Notes within an issue are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each direct Participant in such issue to be redeemed.

    Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC will mail an "Omnibus Proxy" to the Operating Partnership as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal and interest payments on the Notes will be made to DTC. DTC's practice is to credit direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case of securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent or the Operating Partnership, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Operating Partnership or Paying Agent, disbursement of such payments to direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of direct Participants and Indirect Participants.

    A Beneficial Owner shall give notice to elect to have its Notes purchased or tendered, through its Participant, to the agent established for such purpose (the "Tender Agent"), and shall effect delivery of such Notes by causing the direct Participant to transfer the Participant's interest in the Notes, on DTC's records, to the Tender Agent. The requirement for physical delivery of Notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the Notes are transferred by a direct Participant on DTC's records and followed by a book entry credit of tendered Securities to the Tender Agent's account.

    DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Operating Partnership or the Trustee, Paying Agent and registrar for the Notes. Under such circumstances, in the event that a successor securities depository is not obtained, certificated Notes will be printed and delivered in exchange for the Notes represented by Global Security held by DTC.

    The Operating Partnership may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificated Notes will be printed and delivered in exchange for the Notes represented by a Global Security held by DTC.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Operating Partnership believes to be reliable, but the Operating Partnership takes no responsibility for the accuracy thereof.

    Neither the Operating Partnership, the Trustee, any Paying Agent nor the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security held by DTC or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest in respect of Notes in the form of Global Securities will be made by the Operating Partnership in immediately available funds.

    Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, Notes represented by a Global Security will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in such Notes will therefore by required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

GOVERNING LAW

    The Indenture will be governed by and shall be construed in accordance with the laws of the State of New York.

NO PERSONAL LIABILITY

    No past, present or future partner, stockholder, employee, officer or director of the Operating Partnership or any successor thereof shall have any liability for any obligation, covenant or agreement of the Operating Partnership contained under the Notes or the Indenture. Each Holder of Notes by accepting such Notes waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

                                  UNDERWRITING

    Subject to the terms and conditions in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Operating Partnership has agreed to sell to each of the Underwriters named below (the "Underwriters"), severally, and each of the Underwriters has severally agreed to purchase, the respective principal amount of Notes set forth opposite its name below.

                                                                                     PRINCIPAL AMOUNT OF NOTES
                                                                                   ------------------------------
UNDERWRITER                                                                          2007 NOTES      2027 NOTES
                                                                                   --------------  --------------
J.P. Morgan Securities Inc.......................................................  $   97,500,000  $   65,000,000
Donaldson, Lufkin & Jenrette Securities Corporation..............................      18,750,000      12,500,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...........................................................      18,750,000      12,500,000
First Chicago Capital Markets, Inc...............................................       7,500,000       5,000,000
UBS Securities LLC...............................................................       7,500,000       5,000,000
                                                                                   --------------  --------------
    Total........................................................................  $  150,000,000  $  100,000,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------

    Under the terms and conditions of the Underwriting Agreement, the Underwriters will be obligated to purchase all of the Notes if any are purchased.

    The Underwriters have advised the Operating Partnership that they propose initially to offer the Notes directly to the public at the respective public offering prices set forth on the cover page of this Prospectus Supplement, and to certain dealers at such prices less a concession not in excess of .40% of the principal amount of the 2007 Notes and .35% of the principal amount of the 2027 Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the 2007 Notes and .20% of the principal amount of the 2027 Notes to certain other dealers. After the initial public offering, the public offering price and such concession may be changed.

    The 2007 Notes and the 2027 Notes are each a new issue of securities with no established trading market. The Operating Partnership has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

    The Operating Partnership has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments the Underwriters may be required to make in respect thereof.

    In the ordinary course of their respective business, certain of the Underwriters and/or affiliates of such Underwriters have engaged, or may in the future engage, in investment banking, investment advisory and/ or commercial banking transactions with the Operating Partnership and its affiliates for which customary compensation has been, and will be, received. In addition, Union Bank, an affiliate of UBS Securities LLC, is agent bank and the lender under the Defeasance Loan and is a co-lead agent with First Chicago, an affiliate of First Chicago Capital Markets, Inc., under the Acquisition Facility. Union Bank will receive $210.0 million of the net proceeds of the offering in respect of the repayment of a portion of the Defeasance Loan and Union Bank and First Chicago will each receive their pro rata share of approximately $37.4 million of the net proceeds of the offering in respect of the repayment of a portion of amounts outstanding under the Acquisition Facility.

    Because more than 10% of the net proceeds of the offering of the Notes may be paid to affiliates of certain Underwriters, such offering is being conducted pursuant to the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc., including Rules 2720(b)(7) and 2720(c)(3).

    In connection with this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with such offering, creating a syndicate short position. In addition, the Underwriters may bid for and purchase the Notes in the open market to cover syndicate short positions or to stabilize the price of the Notes. Finally, the syndicate may reclaim selling concessions allowed for distributing Notes in the offering, if the syndicate repurchases previously distributed Notes in the market to cover overallotments or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in any of these activities, and may end any of them at any time.

PROSPECTUS

                                  $589,525,000

                      FIRST INDUSTRIAL REALTY TRUST, INC.
              Common Stock, Preferred Stock and Depositary Shares

                             FIRST INDUSTRIAL, L.P.
                                Debt Securities

    First Industrial Realty Trust, Inc. (the "Company") may from time to time offer in one or more series (i) shares of common stock, par value $.01 per share ("Common Stock"), (ii) shares of preferred stock, par value $.01 per share ("Preferred Stock"), and (iii) shares of Preferred Stock represented by depositary shares ("Depositary Shares"), with an aggregate public offering price of up to $239,525,000, in amounts, at prices and on terms to be determined at the time of offering. First Industrial, L.P. (the "Operating Partnership") may from time to time offer in one or more series unsecured non-convertible investment grade debt securities ("Debt Securities"), with an aggregate public offering price of up to $350,000,000, in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Depositary Shares and Debt Securities (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") or otherwise appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Description of Preferred Stock--Restrictions on Ownership" and "Restrictions on Transfers of Capital Stock."

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement, not contained in this Prospectus.

    The Securities may be offered directly to one or more purchasers, through agents designated from time to time by the Company or the Operating Partnership or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. No Securities may be sold by the Company or the Operating Partnership without delivery of a Prospectus Supplement describing the method and terms of the offering of such series of Securities. See "Plan of Distribution."

    It is currently anticipated that the first offering of Securities pursuant to this Prospectus and an applicable Prospectus Supplement will be an offering of approximately $225,000,000 of Debt Securities of the Operating Partnership; however, there can be no assurance that such offering will in fact take place.

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES, SEE "RISK FACTORS" COMMENCING ON PAGE 4.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                 The date of this Prospectus is April 30, 1997

                             AVAILABLE INFORMATION

    The Company is, and upon effectiveness of the Registration Statement (as hereinafter defined) the Operating Partnership will be, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") and the Operating Partnership will file reports and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Securities of the Company are listed on the New York Stock Exchange (the "NYSE"), and all such material filed by the Company with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Company and the Operating Partnership have filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information concerning the Company, the Operating Partnership and the Securities, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company (File No. 1-13102) with the Commission are incorporated herein by reference:

        (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

        (b) the Company's Current Report on Form 8-K dated February 12, 1997 (the "Form 8-K"), as amended by Form 8-K/A No. 1 filed April 10, 1997 (the "Form 8-K/A No. 1"); and

        (c) the description of the Common Stock included in the Company's Registration Statement on Form 8-A dated June 23, 1994.

    All documents filed by the Company or the Operating Partnership pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference herein (not including the exhibits to the information that is incorporated by reference herein, unless such exhibits are specifically incorporated by reference into the information that is incorporated by reference herein). Requests for such copies should be directed to: First Industrial Realty Trust, Inc., Attn: Investor Relations, 150 N. Wacker Drive, Suite 150, Chicago, Illinois 60606, telephone (312) 704-9000.

    Certain information, including, but not limited to, information relating to the Operating Partnership's principal security holders, management, executive compensation, certain relationships and related transactions and legal proceedings that would be required to be disclosed in a prospectus included in a registration statement on Form S-11 has been omitted from this Prospectus, because such information is not materially different from the information contained in the Company's periodic reports, proxy statements and other information filed by the Company with the Commission.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

    UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" REFER TO FIRST INDUSTRIAL REALTY TRUST, INC. AND ITS SUBSIDIARIES, INCLUDING FIRST INDUSTRIAL, L.P. (THE "OPERATING PARTNERSHIP"), AND ALL REFERENCES IN THIS PROSPECTUS TO THE "OTHER REAL ESTATE PARTNERSHIPS" REFER TO ALL PARTNERSHIP SUBSIDIARIES OF FIRST INDUSTRIAL REALTY TRUST, INC. OTHER THAN THE OPERATING PARTNERSHIP. UNLESS OTHERWISE INDICATED, ALL INFORMATION REGARDING PROPERTIES RELATES TO PROPERTIES OWNED AND IN SERVICE AS OF DECEMBER 31, 1996.

    The Company is a REIT which owns, manages, acquires and develops bulk warehouse and light industrial properties. Markets in which the Company operates include the following metropolitan areas: Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Atlanta, Georgia; Chicago, Illinois; Grand Rapids, Michigan; Indianapolis, Indiana; Central Pennyslvania; Nashville, Tennessee; St. Louis, Missouri; Columbus, Ohio; Cincinnati, Ohio; Des Moines, Iowa; Milwaukee, Wisconsin; Dayton, Ohio; and Cleveland, Ohio. As of December 31, 1996, the Company owned 379 in service properties containing an aggregate of approximately
32.7 million square feet of gross leasable area ("GLA") which was approximately 97% leased to over 990 tenants. The Company is a self-administered and fully integrated industrial real estate company.

    The Company is the sole general partner of, and, as of March 31, 1997, held approximately 88.3% of the outstanding units of partnership interest ("Units") in, the Operating Partnership. Approximately 11.7% of the outstanding Units are held by outside investors, including certain members of the Company's management. Each Unit, other than those held by the Company, may be exchanged by the holder thereof for one share (subject to certain adjustments) of Common Stock. With each such exchange, the number of Units owned by the Company, and, therefore, the Company's percentage interest in the Operating Partnership, will increase.

    Substantially all of the Company's assets are held through the Operating Partnership and the Other Real Estate Partnerships. The Operating Partnership owns a 99% limited partnership interest, and wholly owned subsidiaries of First Industrial Realty Trust, Inc. own a 1% general partnership interest, in each of the Other Real Estate Partnerships, except that in the case of one Other Real Estate Partnership, First Industrial Securities L.P., the general partner also owns a preferred limited partnership interest the terms of which mirror the terms of the Company's outstanding 9 1/2% Series A Preferred Stock. See "Description of Preferred Stock--Outstanding Preferred Stock."

    The Company was incorporated in Maryland in August 1993. The Operating Partnership was formed in Delaware in November 1993. The Company's and the Operating Partnership's executive offices are located at 150 N. Wacker Drive, Suite 150, Chicago, Illinois 60606, and their telephone number is (312) 704-9000.

                                  RISK FACTORS

    In evaluating an investment in the Securities, investors should consider the following factors, in addition to other matters set forth or incorporated in this Prospectus and in any applicable Prospectus Supplement.

REAL ESTATE INVESTMENT CONSIDERATIONS

GENERAL

    Income from real property investments, and the Company's resulting ability to make expected distributions to stockholders, may be adversely affected by the general economic climate, local conditions such as oversupply or a reduction in demand in the area, the attractiveness of the properties to tenants, tenant defaults, zoning or other regulatory restrictions, competition from other available real estate, the ability of the Company to provide adequate maintenance and insurance and increased operating costs (including insurance premiums and real estate taxes). The Company's income would also be adversely affected if tenants were unable to pay rent or the Company were unable to rent properties on favorable terms. In addition, certain expenditures associated with real estate investment (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

RENEWAL OF LEASES AND RELETTING OF SPACE

    The Company will be subject to the risks that, upon expiration of leases, the leases may not be renewed, the space subject to such leases may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than expiring lease terms. If the Company were unable promptly to renew a significant number of expiring leases or promptly to relet the space covered by such leases, or if the rental rates upon such renewal or reletting were significantly lower than the then current rates, the Company's funds from operations and ability to make expected distributions to stockholders might be adversely affected. Leases with respect to approximately 5.5 million, 5.9 million and 5.4 million square feet of GLA expire in 1997, 1998 and 1999, respectively.

POTENTIAL ENVIRONMENTAL LIABILITY

    Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of clean-up of certain conditions relating to the presence of hazardous or toxic materials on, in or emanating from the property, and any related damages to natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous or toxic materials. The presence of such materials, or the failure to address such conditions properly, may adversely affect the ability to rent or sell the property or to borrow using the property as collateral. Persons who dispose of or arrange for the disposal or treatment of hazardous or toxic materials may also be liable for the costs of clean-up of such materials, or for related natural resource damages, at or from an off-site disposal or treatment facility, whether or not such facility is owned or operated by such persons. No assurance can be given that existing environmental assessments with respect to any of the Company's properties reveal all environmental liabilities, that any prior owner or operator of any of the properties did not create any material environmental condition not known to the Company or that a material environmental condition does not otherwise exist as to any one or more properties.

LIMITED GEOGRAPHIC CONCENTRATION

    Approximately 68% of the Properties owned by the Company as of March 31, 1997 are located in the midwest region of the United States. A fundamental element of the Company's growth strategy is to acquire additional properties in its current markets. Consequently, the Company may be dependent upon the demand for industrial space in those markets. The Company's revenues and the value of its properties may be affected by a number of factors in its current markets, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of, or reduced demand for, properties). Therefore, the Company's performance and its ability to make distributions to stockholders will likely be dependent, to a significant extent, on the economic conditions in its current markets.

TAX RISKS

CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

    The Company intends to operate so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Although the Company believes that it is organized and will operate in a manner so as to qualify as a REIT, qualification as a REIT involves the satisfaction of numerous requirements (some of which must be met on a recurring basis) established under highly technical and complex Code provisions of which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control. If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates and, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years that follow. See "Federal Income Tax Considerations."

EFFECT OF DISTRIBUTION REQUIREMENTS

    The Company could, in certain instances, have taxable income without sufficient cash to enable the Company to meet the distribution requirements of the REIT provisions of the Code. Accordingly, the Company could be required to borrow funds or sell properties on adverse terms in order to meet such distribution requirements. In addition, because the Company must distribute to its stockholders at least 95% of its REIT taxable income each year, the Company's ability to accumulate capital may be limited. Thus, it may be more dependent on outside sources of financing, such as debt financing or issuances of additional capital stock, in connection with future acquisitions. See "Federal Income Tax Considerations."

RESTRICTIONS ON TRANSFER OF SHARES

    As noted below under "Description of Preferred Stock--Restrictions on Ownership" and "Restrictions on Transfers of Capital Stock," in order to maintain its qualification as a REIT under the Code, no more than 50% in value of the outstanding capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Accordingly, the Company's Articles of Incorporation contain, and the Designating Amendment for each series of Preferred Stock may contain, provisions restricting the ownership and transfer of the Company's capital stock.

RISKS ASSOCIATED WITH DEBT FINANCING AND LEVERAGE; COLLATERALIZATION AND CROSS-COLLATERALIZATION

GENERAL

    Where possible, the Company intends to continue to use leverage to increase the rate of return on its investments and to allow the Company to make more investments than it otherwise could. Such use of leverage presents an additional element of risk in the event that the cash flow from the Company's properties is insufficient to meet both debt payment obligations and the distribution requirements of the REIT provisions of the Code. To the extent the Operating Partnership determines to obtain additional debt financing in the future, it may do so through mortgages on some or all of its properties. These mortgages may be on recourse, non-recourse or crossed-collateralized bases. Holders of indebtedness which is so secured will have a claim against these properties which is senior to the claim of holders of Debt Securities. In addition, to the extent indebtedness is crossed-collateralized, lenders may seek to foreclose upon properties which are not the primary collateral for their loan, which may, in turn, result in acceleration of other indebtedness secured by properties. Foreclosure of properties would result in a loss of income and asset value to the Operating Partnership and the Company.

BALLOON PAYMENTS

    The Company is required to make lump-sum or "balloon" payments pursuant to the terms of certain of its indebtedness, including a $309.8 million unsecured loan (the "Defeasance Loan") incurred by the Operating Partnership in April 1997, the proceeds of which were used to defease a mortgage loan under which First Industrial Financing Partnership, L.P (the "Financing Partnership") borrowed $300 million

(the "Mortgage Loan"), and a $200 million unsecured revolving credit facility (the "Acquisition Facility") under which the Company, through the Operating Partnership, may borrow to finance the acquisition of additional properties and for other corporate purposes, including working capital. The Defeasance Loan and the Acquisition Facility provide for the repayment of principal in a lump-sum or "balloon" payment at maturity in 1999 (subject to a two-year extension at the Operating Partnership's option, subject to certain conditions) and 2000 (subject to successive one-year extensions at the Operating Partnership's option, subject to certain conditions), respectively. The Company's ability to make such payments may depend on its ability either to refinance the applicable indebtedness or to sell properties. The Company has no commitments to refinance the Defeasance Loan or the Acquisition Facility. Certain other existing debt obligations of the Company are secured by its properties, and therefore such obligations will permit the lender to foreclose on those properties in the event of a default.

NO LIMITATION ON DEBT IN ORGANIZATIONAL DOCUMENTS

    The Operating Partnership has no separate policy regarding the amount of debt it may incur, but rather is encompassed by the Company's policy in this regard. The Company currently has a policy of maintaining a ratio of debt to total market capitalization (I.E., total consolidated debt of the Company as a percentage of the aggregate market value of all outstanding shares of Common Stock, assuming the exchange of all Units for Common Stock, plus the aggregate stated value of all outstanding shares of preferred stock, plus total consolidated debt) which generally will not exceed 50% and a coverage ratio (computed as total revenues minus property expenses and general and administrative expenses divided by interest expense plus dividends on preferred stock) of at least 2.0:1. As of March 31, 1997, the Company's ratio of debt to total market capitalization was 32.8%, and for the year ended December 31, 1996, the Company's coverage ratio was 2.9:1. However, the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company may incur and the Company's Board of Directors has the power to alter the current policy. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's ability to make expected distributions to stockholders and in an increased risk of default on its obligations. In addition, except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provision that would afford holders of Debt Securities protection in the event of a highly leveraged transaction or change in control of the Operating Partnership or the Company.

RISING INTEREST RATES

    The Acquisition Facility bears interest at a floating rate. Increases in the interest rate payable on balances outstanding under the Acquisition Facility would have an adverse effect on the Company's cash available for distribution.

LIMITS ON CHANGES IN CONTROL

GENERAL

    Certain provisions of the Articles of Incorporation may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for the Company and thus inhibit a change in control of the Company and limit the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices. See "Certain Provisions of Maryland Law and the Company's Articles of Incorporation and Bylaws." These provisions include the following:

RISKS ASSOCIATED WITH PREFERRED STOCK

    Under its Articles of Incorporation, the Company has authority to issue up to 10,000,000 shares of Preferred Stock (of which 1,650,000 shares were outstanding on March 31, 1997) on such terms as may be authorized by the Board of Directors of the Company. Although the Board of Directors has no such intention at the present time, it has the power to establish a series of Preferred Stock that could, depending on the terms of such series, have the effect referred to above.

MARYLAND BUSINESS COMBINATION LAW

    Under the Maryland General Corporation Law, as amended ("MGCL"), certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation, such as the Company, and any person who beneficially owns 10% or more of the voting power of the corporation's shares (an "Interested Stockholder") or, in certain circumstances, an associate or an affiliate thereof (as defined in the MGCL) are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by two super-majority stockholder votes unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares, in cash or in the same form as previously paid by the Interested Stockholder for its shares. The provisions of the MGCL do not apply to business combinations that are approved or exempted by the Board of Directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. In addition, the Company's Articles of Incorporation exempt from these provisions of the MGCL any business combination in which there is no Interested Stockholder other than Jay H. Shidler, the Chairman of the Board of Directors of the Company, or any entity controlled by Mr. Shidler, unless Mr. Shidler is an Interested Stockholder without taking into account Mr. Shidler's ownership of shares of Common Stock of the Company and the right to acquire shares in an aggregate amount which does not exceed the number of shares which Mr. Shidler owned and had the right to acquire (including through the exchange of Units) at the time of the consummation of the Company's initial public offering.

MARYLAND CONTROL SHARE ACQUISITION STATUTE

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights, except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers of the corporation and by directors who are also employees of the corporation. If voting rights with respect to control shares have not been approved at a meeting of stockholders, then, subject to certain conditions and limitations, the issuer may redeem any or all of such control shares for fair value. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The Company's Bylaws contain a provision exempting any and all acquisitions of the Company's shares of capital stock from the control shares provisions of the MGCL. There can be no assurance that this provision will not be amended or eliminated in the future.

CLASSIFIED BOARD OF DIRECTORS

    The Company's directors are divided into three classes by its Articles of Incorporation, with terms expiring over a three year period. The classified board provision could make it more difficult and time consuming to remove the incumbent directors, thus discouraging a third party from attempting to take control of the Company.

RISKS ASSOCIATED WITH DILUTION

    To the extent the Company issues Common Stock, the ownership interest of existing stockholders would be diluted.

RISKS ASSOCIATED WITH POSSIBLE CONFLICTS OF INTEREST

COMPETITION FROM OTHER BUSINESS INTERESTS OF CERTAIN OFFICERS AND DIRECTORS

Entities affiliated with or controlled by certain officers and directors of the Company hold equity interests in industrial properties not owned by the Company. Some of these properties may compete with properties owned by the Company. There can be no assurance that decisions by officers and directors of the Company will fully represent the interests of stockholders of the Company rather than such individuals and their affiliates.

TAX CONSEQUENCES TO CERTAIN OFFICERS AND DIRECTORS

    Certain officers and directors of the Company own Units which may be exchanged for Common Stock. Prior to the exchange of Units for Common Stock, officers and directors of the Company who own Units may suffer different and more adverse tax consequences than holders of Common Stock upon the sale of certain of the Company's properties, the refinancing of debt associated with those properties or in connection with a proposed tender offer or merger involving the Company and, therefore, such individuals and the Company, as partners in the Operating Partnership, may have different objectives regarding the appropriate terms of any such transaction.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement, the Company and the Operating Partnership intend to use the net proceeds from the sale of Securities offered by this Prospectus and the applicable Prospectus Supplement for general corporate purposes, which may include the acquisition of additional properties, the repayment of outstanding debt or the improvement of certain properties already in the Company's portfolio. Any proceeds from the sale of Common Stock, Preferred Stock or Depositary Shares by the Company will be invested in the Operating Partnership, which will use such proceeds for the above-described purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The Company's ratios of earnings to fixed charges plus preferred dividend requirements for the years ended December 31, 1996, 1995 and 1994 were 1.88,
1.56 and 1.33, respectively. The Operating Partnership's ratios of earnings to fixed charges for the years ended December 31, 1996, 1995 and 1994 were 6.96,
2.56 and 1.65, respectively.

    For purposes of computing the ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before disposition of interest rate protection agreement, gain on sales of properties, minority interest and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of interest rate protection agreement and deferred financing costs.

    With respect to the Company and the Operating Partnership, earnings were inadequate to cover fixed charges by approximately $3.4 million and $4.3 million for the years ended December 31, 1993 and 1992, respectively, which periods were prior to the Company's initial public offering. No preferred stock of the Company was outstanding during such years.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be issued under an indenture (the "Indenture"), dated as of a date prior to the issuance of the Debt Securities to which it relates, between the Operating Partnership and a trustee (a "Trustee"), and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indenture are summaries of certain provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indenture and such Debt Securities. All material terms of the Debt Securities and the Indenture, other than those disclosed in the applicable Prospectus Supplement, are described in this Prospectus.

    Capitalized terms used herein and not defined shall have the meanings assigned to them in the Indenture.

    The Debt Securities to be offered hereby and in any applicable Prospectus Supplement will be "investment grade" securities, meaning at the time of the offering of such Debt Securities, at least one nationally recognized statistical rating organization (as defined in the Exchange Act) will have rated such Debt Securities in one of its generic rating categories which signifies investment grade (typically the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grades). An investment grade rating is not a recommendation to buy, sell or hold securities, is subject to revision or withdrawal at any time by the assigning entity and should be evaluated independently of any other rating.

TERMS

    GENERAL. The Debt Securities will be direct unsecured obligations of the Operating Partnership. The indebtedness represented by the Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. No partner (whether limited or general, including the Company) of the Operating Partnership has any obligation for the payment of principal of (or premium, if any) or interest, if any, on, or any other amount with respect to, the Debt Securities. The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

    Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Operating Partnership or as set forth in the Indenture or in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

    The Indenture provides that the Operating Partnership may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

    The following summaries set forth certain general terms and provisions of the Indenture and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

     (1) The title of such Debt Securities;

     (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

     (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

     (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

     (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

     (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

     (7) The place or places where the principal of (and premium or Make-Whole Amount, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the Indenture may be served;

     (8) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Operating Partnership;

     (9) The obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (10) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (11) Whether the amount of payments of principal of (and premium or Make-Whole Amount, if any, including any amount due upon redemption, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

    (12) Whether the principal of (and premium or Make-Whole Amount, if any) or interest on the Debt Securities of the series are to be payable, at the election of the Operating Partnership or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

    (13) Provisions, if any, granting special rights to the holders of Debt Securities of the series upon the occurrence of such events as may be specified;

    (14) Any deletions from, modifications of or additions to the Events of Default or covenants of the Operating Partnership with respect to Debt Securities of the series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants described herein;

    (15) Whether and under what circumstances the Operating Partnership will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

    (16) Whether Debt Securities of the series are to be issuable as Registered Securities, Bearer Securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by applicable laws and regulations), whether any Debt Securities of the series are to be issuable initially in temporary global form and whether any Debt Securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if Registered Securities of the series are to be issuable as a Global Security, the identity of the depository for such series;

    (17) The date as of which any Bearer Securities of the series and any temporary Global Security representing outstanding Debt Securities of the series shall be dated if other than the date of original issuance of the first Security of the series to be issued;

    (18) The Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture;

    (19) Whether such Debt Securities will be issued in certificated or book entry form;

    (20) The applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture to the Debt Securities of the series;

    (21) If the Debt Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions; and

    (22) Any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture).

    If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as may be set forth in any Prospectus Supplement, the Indenture does not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Operating Partnership or in the event of a change of control. Restrictions on ownership and transfers of the Common Stock and Preferred Stock are designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Restrictions on Transfers of Capital Stock." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the Events of Default or covenants of the Operating Partnership that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities will be transferable by delivery.

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

    Unless otherwise specified in the applicable Prospectus Supplement, any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security in registered form ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, in which case notice thereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

    Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. Every Debt Security in registered form surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The

Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities.

    Neither the Operating Partnership nor any Trustee shall be required to (a) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the selection of any Debt Securities for redemption and ending at the close of business on (i) if such Debt Securities are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption and (ii) if such Debt Securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (b) register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; (c) exchange any Bearer Security so selected for redemption except that, to the extent provided with respect to such Bearer Security, such Bearer Security may be exchanged for a Registered Security of that series and of like tenor, PROVIDED that such Registered Security shall be simultaneously surrendered for redemption; or (d) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

    Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the applicable Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Operating Partnership may appoint from time to time. The paying agents outside the United States, if any, initially appointed by the Operating Partnership for a series of Debt Securities will be named in the applicable Prospectus Supplement. Unless otherwise provided in the applicable Prospectus Supplement, the Operating Partnership may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable in registered form, the Operating Partnership will be required to maintain at least one paying agent in each place of payment for such series and if Debt Securities of a series are issuable in bearer form, the Operating Partnership will be required to maintain at least one paying agent in a place of payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Indenture provides that the Operating Partnership may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized under the laws of any domestic jurisdiction and expressly assumes the Operating Partnership's obligations to pay principal of (and premium or Make-Whole Amount, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Operating Partnership or any subsidiary as a result thereof as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

    The applicable Prospectus Supplement will describe any material covenants in respect of a series of Debt Securities that are not described in this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will include the following covenants of the Operating
Partnership:

    EXISTENCE. Except as permitted under "--Merger, Consolidation or Sale of Assets," the Indenture requires the Operating Partnership to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

    MAINTENANCE OF PROPERTIES. The Indenture requires the Operating Partnership to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Operating Partnership and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

    INSURANCE. The Indenture requires the Operating Partnership to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service.

    PAYMENT OF TAXES AND OTHER CLAIMS. The Indenture requires the Operating Partnership to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Operating Partnership or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Unless otherwise provided in the applicable Prospectus Supplement, the Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default in the payment of any interest on any Debt Security of such series when such interest becomes due and payable that continues for a period of 30 days; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series when due and payable; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance, or breach, of any other covenant or warranty of the Operating Partnership in the Indenture with respect to the Debt Securities of such series and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture; (e) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership (or by any subsidiary the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after written notice to the Operating Partnership as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary; and (g) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

    If an Event of Default under the Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium or Make-Whole Amount, if any, on, all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the applicable Trustee if given by the holders); PROVIDED, that in the case of an Event of Default described under clause (f) of the preceding paragraph, acceleration is automatic. However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Operating Partnership shall have deposited with the applicable Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the applicable Trustee, and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof and the premium or Make-Whole Amount, if any), with respect to Debt Securities of such series have been cured or waived as provided in the Indenture. The Indenture will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

    The Indenture requires each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the Indenture unless such default shall have been cured or waived; PROVIDED, HOWEVER, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

    The Indenture provides that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities at the respective due dates or redemption dates thereof.

    The Indenture provides that, subject to provisions in the Indenture relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under the

Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

    Within 120 days after the close of each fiscal year, the Operating Partnership will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

    Modifications and amendments of the Indenture are permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under the Indenture affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium or Make-Whole Amount, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of (or premium or Make-Whole Amount, if any) or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

    The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Operating Partnership with certain restrictive covenants of the Indenture.

    Modifications and amendments of the Indenture are permitted to be made by the Operating Partnership and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (a) to evidence the succession of another person to the Operating Partnership as obligor under the Indenture; (b) to add to the covenants of the Operating Partnership for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in the Indenture; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities; (d) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (e) to change or eliminate any provisions of the Indenture, PROVIDED that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (f) to secure the Debt Securities; (g) to establish the form or terms of Debt Securities of any series; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (i) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under the Indenture in any material respect; or
(j) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, PROVIDED that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series in any material respect.

    The Indenture provides that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (b) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above), (c) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the Indenture, and (d) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

    The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Operating Partnership or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

    Notwithstanding the foregoing provisions, the Indenture provides that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting, and (b) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under the Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

    The Indenture provides that, unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, and to hold moneys for payment in trust) ("defeasance") or (b) to be released from certain obligations with respect to such Debt Securities under the Indenture (including the restrictions described under "--Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the applicable Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium or Make-Whole Amount, if any) and interest.

    "Government Obligations" means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "--Events of Default, Notice and Waiver" with respect to specified sections of the Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause
(g) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

NO CONVERSION RIGHTS

    The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in book-entry form consisting of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

PAYMENT AND PAYING AGENTS

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

    All moneys paid by the Operating Partnership to a paying agent or a Trustee for the payment of the principal of or any premium, Make-Whole Amount or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium, Make-Whole Amount or interest has become due and payable will be repaid to the Operating Partnership, and the holder of such Debt Security thereafter may look only to the Operating Partnership for payment thereof.

                         DESCRIPTION OF PREFERRED STOCK

    The description of the Preferred Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), and Amended and Restated Bylaws (the "Bylaws"). All material terms of the Preferred Shares, except those disclosed in the applicable Prospectus Supplement, are described in this Prospectus.

GENERAL

    Under the Articles of Incorporation, the Company has authority to issue 10 million shares of Preferred Stock, par value $.01 per share. The Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law ("MGCL") and the Articles of Incorporation to fix for each series, subject to the provisions of the Articles of Incorporation regarding excess stock, $.01 par value per share ("Excess Stock"), the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of such shares as may be permitted by Maryland law. Such rights, powers, restrictions and limitations could include the right to receive specified dividend payments and payments on liquidation prior to any such payments to holders of Common Stock or other capital stock of the Company ranking junior to the Preferred Stock. The outstanding shares of Preferred Stock are, and additional shares of Preferred Stock will be, when issued, fully paid and nonassessable and will have no preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

OUTSTANDING PREFERRED STOCK

    At March 31, 1997, the Company had outstanding 1,650,000 shares of 9 1/2% Series A Preferred Stock, $.01 par value ("Series A Preferred Stock"), constituting all of the Company's then outstanding Preferred Stock. The terms of the Series A Preferred Stock provide for a preference as to the payment of dividends over shares of Common Stock and any other capital stock ranking junior to the Series A Preferred Stock, and for cumulative quarterly dividends at the rate of $2.375 per share per year. On and after November 17, 2000, the Series A Preferred Stock is subject to redemption, in whole or in part, at the option of the Company, at a cash redemption price of $25.00 per share, plus accrued and unpaid dividends.

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock will be entitled to receive out of the Company's assets available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other shares of capital stock ranking as to such distributions junior to the Series A Preferred Stock, liquidating distributions in the amount of $25.00 per share, plus all accrued and unpaid dividends.

    The Series A Preferred Stock is also entitled to the benefits of a Guarantee and Payment Agreement between First Industrial Securities, L.P. ("Securities, L.P.") and its general partner, First Industrial Securities Corporation (each a subsidiary of the Company), for the benefit of American National Bank and Trust Company of Chicago as Guarantee Agent thereunder (the "Guarantee Agreement") pursuant to which Securities, L.P. has guaranteed, subject to the terms of the Guarantee Agreement, dividends on, and redemption and liquidation payments with respect to, the Series A Preferred Stock. No other Preferred Stock of the Company will be entitled to the benefits of the Guarantee Agreement.

    Except as expressly required by law and in certain other limited circumstances, the holders of the Series A Preferred Stock are not entitled to vote. The consent of holders of at least 66% of the outstanding Series A Preferred Stock and any other series of Preferred Stock ranking on a parity therewith, voting as a single class, is required to authorize another class of shares senior to such Preferred Stock. The affirmative vote or consent of the holders of at least 66% of the outstanding shares of Series A Preferred Stock is required to amend or repeal any provision of, or add any provision to, the Articles of Incorporation, including the Articles Supplementary relating to the Series A Preferred Stock, if such action would materially and adversely alter or change the rights, preferences or privileges of the Series A Preferred Stock.

FUTURE SERIES OF PREFERRED STOCK

    The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles of Incorporation and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

    Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

    (1) The title and stated value of such Preferred Stock;

    (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

    (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

    (6) The provision for a sinking fund, if any, for such Preferred Stock;

    (7) The provision for redemption, if applicable, of such Preferred Stock;

    (8) Any listing of such Preferred Stock on any securities exchange;

    (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

    (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

    (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

    (12) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

    (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

    Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the

Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared PRO RATA so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

    Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

    If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred

Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and PROVIDED FURTHER that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by individuals of the Company's outstanding equity securities, including any Preferred Stock. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

    The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

    The Company may, at its option, elect to offer Depositary Shares rather than full shares of Preferred Stock. In the event such option is exercised, each of the Depositary Shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in the Prospectus Supplement. The shares of Preferred Stock represented by the Depositary Shares will be deposited with a Depositary (the "Depositary") named in the applicable Prospectus Supplement, under a Deposit Agreement (the "Deposit Agreement"), among the Company, the Depositary and the holders of the Depositary Receipts. Certificates evidencing Depositary Shares ("Depositary Receipts") will be delivered to those persons purchasing Depositary Shares in the offering. The Depositary will be the transfer agent, registrar and dividend disbursing agent for the Depositary Shares. Holders of Depositary Receipts agree to be bound by the Deposit Agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

    The summary of terms of the Depositary Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement, the Articles of Incorporation and the form of Designating Amendment for the applicable series of Preferred Stock. All material terms of the Depository Shares, except those disclosed in the applicable Prospectus Supplement, are described in this Prospectus.

DIVIDENDS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the series of Preferred Stock represented by the Depositary Shares to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by the Company for the applicable series of Preferred Stock. The Depositary, however, will distribute only such amount as can be distributed without attributing to any Depositary Share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of Depositary Shares owned by such holders on the relevant record date, unless the Depositary determines (after consultation with the Company) that it is not feasible to make such distribution, in which case the Depositary may (with the approval of the Company) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

    No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock converted into Excess Stock.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each Depositary Share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of Preferred Stock, as set forth in the Prospectus Supplement.

REDEMPTION

    If the series of Preferred Stock represented by the applicable series of Depositary Shares is redeemable, such Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of Preferred Stock held by the Depositary. Whenever the Company redeems any Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed. The Depositary will mail the notice of redemption promptly upon receipt of such notice from the Company and not less than 30 nor more than 60 days prior to the date fixed for redemption of the Preferred Stock and the Depositary Shares to the record holders of the Depositary Receipts.

VOTING

    Promptly upon receipt of notice of any meeting at which the holders of the series of Preferred Stock represented by the applicable series of Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock represented by such record holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote such Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any of the Preferred Stock to the extent that it does not receive specific instructions from the holders of Depositary Receipts.

WITHDRAWAL OF PREFERRED STOCK

    Upon surrender of Depositary Receipts at the principal office of the Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares therefor.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of Depositary Shares will not be effective unless such amendment has been approved by at least a majority of the Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Depositary Shares to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

    The Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days prior written notice to the applicable Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Depositary with respect to such Depositary Receipts. The Company will agree that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the

Depositary Shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and initial issuance of the Depositary Shares, and redemption of the Preferred Stock and all withdrawals of Preferred Stock by owners of Depositary Shares. Holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the Deposit Agreement to be for their accounts. In certain circumstances, the Depositary may refuse to transfer Depositary Shares, may withhold dividends and distributions and sell the Depositary Shares evidenced by such Depositary Receipt if such charges are not paid.

MISCELLANEOUS

    The Depositary will forward to the holders of Depositary Receipts all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock. In addition, the Depositary will make available for inspection by holders of Depositary Receipts at the principal office of the Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by the Depositary as the holder of Preferred Stock.

    Neither the Depositary nor the Company assumes any obligation or will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for its negligence or willful misconduct. Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely on written advice of counsel or accountants, on information provided by holders of the Depositary Receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

    In the event the Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares. Accordingly, such owners will be entitled to take into account, for Federal income tax purposes, income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for Preferred Stock in the hands of an exchanging owner of Depositary Shares will include the period during which such person owned such Depositary Shares.

                          DESCRIPTION OF COMMON STOCK

    The description of the Company's Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and the Bylaws. All material terms of the Company's Common Stock are included in this Prospectus.

GENERAL

    Under the Articles of Incorporation, the Company has authority to issue 100 million shares of Common Stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations. At March 31, 1997, the Company had outstanding 30,081,117 shares of Common Stock.

TERMS

    Subject to the preferential rights of any other shares or series of stock (including Preferred Stock outstanding from time to time) and to the provisions of the Articles of Incorporation regarding Excess Stock, holders of shares of Common Stock will be entitled to receive dividends on shares of Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the Company.

    Subject to the provisions of the Articles of Incorporation regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any Directors.

    Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

    Subject to the provisions of the Articles of Incorporation regarding Excess Stock, all shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

    Pursuant to the MGCL, a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Articles of Incorporation do not provide for a lesser percentage in such situations.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by individuals of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital
Stock."

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock is KeyCorp Shareholder Services, Inc. of Cleveland, Ohio.

                     CERTAIN PROVISIONS OF MARYLAND LAW AND
               THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

    The following summary of certain provisions of Maryland law and the Company's Articles of Incorporation and Bylaws does not purport to be complete and is qualified by reference to Maryland law and the Company's Articles of Incorporation and Bylaws.

BUSINESS COMBINATIONS

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an Interested Stockholder or in certain circumstances, an associate or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the vote entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the vote entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Articles of Incorporation exempt from these provisions of the MGCL any business combination in which there is no Interested Stockholder other than Mr. Shidler or any entity controlled by Mr. Shidler unless Mr. Shidler is an Interested Stockholder without taking into account Mr. Shidler's ownership of shares of the Company's Common Stock and the right to acquire shares of the Company's Common Stock in an aggregate amount which does not exceed the number of shares of the Company's Common Stock which Mr. Shidler owned and had the right to acquire (including through the exchange of Units) at the time of the consummation of the Company's initial public offering.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock that, if aggregated, with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power; (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition may compel the board of directors, upon satisfaction of certain conditions (including an undertaking to pay expenses), to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by statute, then subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the Company's Articles of Incorporation.

    The Company's Bylaws contain a provision exempting any and all acquisitions of the Company's shares of capital stock from the control shares provisions of the MGCL. There can be no assurance that this provision will not be amended or eliminated in the future.

AMENDMENT OF ARTICLES OF INCORPORATION

    The Company's Articles of Incorporation, including its provisions on classification of the Board of Directors (discussed below), may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

MEETINGS OF STOCKHOLDERS

    The Company's Bylaws provide for annual meetings of stockholders to be held on the third Wednesday in April or on any other day as may be established from time to time by the Board of Directors. Special meetings of stockholders may be called by (i) the Company's Chairman of the Board or the Company's President,
(ii) a majority of the Board of Directors or (iii) stockholders holding at least 25% of the outstanding capital stock of the Company entitled to vote at the meeting.

    The Company's Bylaws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice and certain supporting documentation to the Company relating to the nomination or proposal not less than 75 days nor more than 180 days prior to the anniversary date of the prior year's annual meeting or special meeting in lieu thereof (the "Anniversary Date"). In the event that the annual meeting is called for a date more than seven calendar days before the Anniversary Date, stockholders generally must provide written notice within 20 calendar days after the date on which notice of the meeting is mailed to stockholders or the date of the meeting is publicly disclosed.

    The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about the qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the Company's Bylaws do not give the Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of the nominees or proposal might be harmful or beneficial to the Company and its stockholders.

CLASSIFICATION OF THE BOARD OF DIRECTORS

    The Company's Bylaws provide that the number of directors of the Company may be established by the Board of Directors but may not be fewer than the minimum number required by Maryland law nor more than nine. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire Board of Directors. Pursuant to the terms of the Articles of Incorporation, the directors are divided into three classes. One class holds office for a term expiring at the annual meeting of stockholders to be held in 1997, and the other two classes hold office for terms expiring at the annual meetings of stockholders to be held in 1998 and 1999, respectively. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.

    The classified board provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of shares of Common Stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

    For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter tax year. See "Certain Federal Income Tax Considerations." To ensure that the Company remains a qualified REIT, the Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than an aggregate of 9.9% in value of the Company's capital stock. Any transfer of capital stock or any security convertible into capital stock that would create a direct or indirect ownership of capital stock in excess of the ownership limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the ownership limit will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the ownership limit. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and it will not be entitled to participate in the accumulation or payment of dividends or other distributions. A transferee of Excess Stock may, at any time such Excess Stock is held by the Company in trust, designate as beneficiary of the transferee stockholder's interest in the trust representing the Excess Stock any individual whose ownership of the capital stock exchanged into such Excess Stock would be permitted under the ownership limit, and may transfer such interest to such beneficiary at a price not in excess of the price paid by the original transferee-stockholder for the capital stock that was exchanged into Excess Stock. Immediately upon the transfer to the permitted beneficiary, the Excess Stock will automatically be exchanged for capital stock of the class from which it was converted. In addition, the Company will have the right, for a period of 90 days during the time any Excess Stock is held by the Company in trust, and, with respect to Excess Stock resulting from the attempted transfer of Preferred Stock, at any time when any outstanding shares of Preferred Stock of such series are being redeemed, to purchase all or any portion of the Excess Stock from the original transferee-stockholder at the lesser of the price paid for the capital stock by the original transferee-stockholder and the market price (as determined in the manner set forth in the Articles of Incorporation) of the capital stock on the date the Company exercises its option to purchase or, in the case of a purchase of Excess Stock attributed to Preferred Stock which has been called for redemption, at its stated value, plus all accumulated and unpaid dividends to the date of redemption. The 90-day period begins on the date of the violative transfer if the original transferee-stockholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

    POLICIES WITH RESPECT TO CERTAIN ACTIVITIES OF THE OPERATING PARTNERSHIP

    The following is a discussion of certain investment, financing, conflicts of interest and other policies of the Operating Partnership. These policies have been determined by the Board of Directors of the Company, which is the General Partner of the Operating Partnership, and generally may be amended or revised from time to time by the Board of Directors without a vote of stockholders.

INVESTMENT POLICIES

    INVESTMENTS IN REAL ESTATE OR INTERESTS IN REAL ESTATE. The Operating Partnership's investment objectives are to increase cash flow and the value of its properties, to acquire established income-producing industrial properties with cash flow growth potential and, in limited circumstances, to develop build-to-suit properties or undertake redevelopment projects. Additionally, where prudent and possible, the Operating Partnership will seek to expand and upgrade both its existing properties and any newly acquired properties. The Operating Partnership's business will be focused solely on industrial properties. The Operating Partnership's policy is to acquire assets primarily for generation of current income and long-term value appreciation; however, where appropriate, the Operating Partnership may sell certain properties.

    The Operating Partnership expects to pursue its investment objectives through the direct and indirect ownership of properties and the ownership of interests in other entities. The Operating Partnership currently expects that it will make further investments in the Company's current markets and will expand into other markets within the Company's operating region as investment opportunities the Operating Partnership considers attractive become available. The Operating Partnership believes that opportunities exist to acquire, on attractive terms, established properties which do not pose the risks of development.

    The Operating Partnership also may participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness, or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over the Company's equity interest in such property.

    INVESTMENTS IN REAL ESTATE MORTGAGES. While the Operating Partnership will emphasize equity real estate investments in industrial properties, it may, in its discretion, invest in mortgage loans and other interests related to industrial properties. The Operating Partnership does not presently intend to invest to a significant extent in mortgage loans, but may do so subject to the investment restrictions applicable to REITs. The mortgage loans in which the Operating Partnership may invest may be either first mortgage loans or junior mortgage loans, and may or may not be insured by a government agency.

    SECURITIES OF OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES AND OTHER ISSUERS. Subject to the ownership limitations and gross income tests necessary for REIT qualification, the Operating Partnership also may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. The Operating Partnership may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investments would be consistent with the Operating Partnership's investment policies. In any event, the Operating Partnership does not intend that its investments in securities will require it to register as an "investment company" under the Investment Company Act of 1940, and the Operating Partnership would intend to divest securities before any such registration would be required.

FINANCING POLICIES

    The Operating Partnership has no separate policy regarding the amount of debt it may incur, but rather is encompassed by the Company's policy in this regard. The Company currently has a policy of maintaining a ratio of debt to total market capitalization (I.E., total consolidated debt of the Company as a percentage of the aggregate market value of all outstanding shares of Common Stock, assuming the exchange of all Units for Common Stock, plus the aggregate stated value of all outstanding shares of preferred stock, plus total consolidated debt) which generally will not exceed 50% and a coverage ratio (computed as total revenues minus property expenses and general and administrative expenses divided by interest expense plus dividends on preferred stock) of at least 2.0:1. As of March 31, 1997, the Company's ratio of debt to total market capitalization was 32.8%, and for the year ended December 31, 1996, the Company's coverage ratio was 2.9:1. However, the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company may incur and the Company's Board of Directors has the power to alter the current policy. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's ability to make expected distributions to stockholders and in an increased risk of default on its obligations. In addition, except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provision that would afford holders of Debt Securities protection in the event of a highly leveraged transaction or change in control of the Operating Partnership or the Company.

    To the extent that the Board of Directors determines to obtain additional debt financing, the Company intends to do so generally through mortgages on its properties and lines of credit, but also may do so through the issuance of debt securities. These mortgages may be recourse, non-recourse or cross-collateralized and may contain cross-default provisions. The Company does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. Future credit facilities and lines of credit may be used for the purpose of making acquisitions or capital improvements or providing working capital to the Company or meeting the taxable income distribution requirements for REITs under the Code if the Company has taxable income without receipt of cash sufficient to enable the Company to meet such distribution requirements.

    In the future, the Company may seek to extend, expand, reduce or renew its acquisition facility, or obtain new credit facilities or lines of credit or issue debt securities, subject to its general policy on debt capitalization.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

    The Operating Partnership may, but does not presently intend to, make investments other than as previously described. The Operating Partnership has authority to offer Units and other equity or debt securities in exchange for property and to repurchase or otherwise reacquire Units or any other securities and may engage in such activities in the future. The Operating Partnership also may make loans to joint ventures in which it participates. The Operating Partnership will not engage in trading, underwriting or the agency distribution or sale of securities of other issuers. At all times, the Operating Partnership intends to make investments in such a manner as to be consistent with the requirements of the Code for the Company to qualify as a REIT unless, because of circumstances or changes in the Code (or the regulations promulgated thereunder), the Company's Board of Directors determines that it is no longer in the best interests of the Company to continue to have the Company qualify as a REIT. The Company's policies with respect to such activities may be reviewed and modified from time to time by the Company's directors without notice to or the vote of the stockholders.

                    PROPERTIES OF THE OPERATING PARTNERSHIP
                     AND THE OTHER REAL ESTATE PARTNERSHIPS

GENERAL

    The Operating Partnership and the Other Real Estate Partnerships collectively owned, as of December 31, 1996, 379 in service properties (137 of which were owned by the Operating Partnership and 242 of which were owned by the Other Real Estate Partnerships) containing an aggregate of approximately 32.7 million square feet of GLA in 14 states (12.7 million square feet of which comprised the properties owned by the Operating Partnership and 20.0 million square feet of which comprised the properties owned by the Other Real Estate Partnerships) with a diverse base of 993 tenants (427 of which were tenants of the Operating Partnership and 566 of which were tenants of the Other Real Estate Partnerships) engaged in a wide variety of businesses, including manufacturing, retailing, wholesale trade, distribution and professional services. The properties are generally located in business parks which have convenient access to interstate highways and rail and air transportation. The median age of the properties is approximately 11 years. The Operating Partnership and the Other Real Estate Partnerships maintain insurance coverage on their respective properties which the Operating Partnership believes to be adequate.

    The Operating Partnership and the Other Real Estate Partnerships classify their properties into two industrial categories: bulk warehouse and light industrial. The bulk warehouse properties are generally used for bulk storage of materials and manufactured goods and its light industrial properties are generally used for the design, assembly, packaging and distribution of goods and, in some cases, the provision of services.

    The Operating Partnership and the Other Real Estate Partnerships compete with numerous commercial developers, real estate companies and other owners of real estate in seeking properties for acquisition and land for development. In addition, many of the properties owned by the Operating Partnership and the Other Real Estate Partnerships are located in areas that include other bulk warehouse and light industrial properties which compete for the same tenants as the Operating Partnership and the Other Real Estate Parterships.

    The following table summarizes certain information as of December 31, 1996 with respect to properties owned by the Operating Partnership. Information in the table excludes properties under development at December 31, 1996.

                            BULK WAREHOUSE             LIGHT INDUSTRIAL                         TOTAL                      GLA AS
                      --------------------------  --------------------------  -----------------------------------------    A % OF
                                    NUMBER OF                   NUMBER OF                   NUMBER OF        AVERAGE        TOTAL
 METROPOLITAN AREA       GLA       PROPERTIES        GLA       PROPERTIES        GLA       PROPERTIES       OCCUPANCY     PORTFOLIO
--------------------  ---------  ---------------  ---------  ---------------  ---------  ---------------  -------------  -----------
Atlanta.............  2,541,736             9       294,264             4     2,836,000            13             93%           22%
Chicago.............  1,311,811             6       542,470             5     1,854,281            11            100%           15%
Cincinnati..........    951,080             3       111,375             5     1,062,455             8             97%            8%
Cleveland...........         --            --       102,500             1       102,500             1            100%            1%
Columbus............  1,110,334             2        56,849             1     1,167,183             3             99%            9%
Dayton..............         --            --       264,000             5       264,000             5             98%            2%
Detroit.............    654,095            23       484,126            12     1,138,221            35             91%            9%
Indianapolis........    683,357             5     1,063,780            25     1,747,137            30             98%           14%
Milwaukee...........         --            --       173,390             3       173,390             3            100%            1%
Minneapolis/St.
 Paul...............    534,527             6     1,034,068            16     1,568,595            22             97%           13%
Nashville...........    538,811             3            --            --       538,811             3            100%            4%
St. Louis...........    198,413             3            --            --       198,413             3            100%            2%
                                           --                          --
                      ---------                   ---------                   ---------           ---                         -----
Total or Average....  8,524,164            60     4,126,822            77     12,650,986          137             96%          100%
                                           --                          --
                                           --                          --
                      ---------                   ---------                   ---------           ---                         -----
                      ---------                   ---------                   ---------           ---                         -----

    The following table summarizes certain information as of December 31, 1996 with respect to properties owned by the Other Real Estate Partnerships. Information in the table excludes properties under development at December 31, 1996.

                           BULK WAREHOUSE             LIGHT INDUSTRIAL                         TOTAL                      GLA AS
                     --------------------------  --------------------------  -----------------------------------------    A % OF
                                   NUMBER OF                   NUMBER OF                   NUMBER OF        AVERAGE        TOTAL
 METROPOLITAN AREA      GLA       PROPERTIES        GLA       PROPERTIES        GLA       PROPERTIES       OCCUPANCY     PORTFOLIO
-------------------  ---------  ---------------  ---------  ---------------  ---------  ---------------  -------------  -----------
Atlanta............    985,501             9       213,467             5     1,198,968            14             97%            6%
Central
 Pennsylvania(1)...  1,744,699            12       681,008            13     2,425,707            25             99%           12%
Chicago............  1,602,191            13       528,740             8     2,130,931            21             96%           11%
Des Moines.........    878,992             5            --            --       878,992             5            100%            4%
Detroit............  1,557,468            34     2,001,865            47     3,559,333            81             95%           18%
Grand Rapids.......  2,769,591            22        40,400             3     2,809,991            25             92%           14%
Indianapolis.......    976,273             1            --            --       976,273             1             98%            5%
Milwaukee..........         --            --       133,173             3       133,173             3            100%            1%
Minneapolis/St.
 Paul..............  1,330,460            10     1,877,406            25     3,207,866            35             97%           16%
Nashville..........    760,229             4       227,267             3       987,496             7             99%            5%
St. Louis..........    674,682            12       385,713             3     1,060,395            15            100%            5%
Other (2)..........    301,355             4       378,603             6       679,958            10            100%            3%
                     ---------           ---     ---------           ---     ---------           ---                         -----
                     ---------           ---     ---------           ---     ---------           ---                         -----
Total or Average...  13,581,441          126     6,467,642           116     20,049,083          242             97%          100%
                     ---------           ---     ---------           ---     ---------           ---                         -----
                     ---------           ---     ---------           ---     ---------           ---                         -----

------------------------------

(1) Includes the Harrisburg, Allentown and Reading markets.

(2) Includes Denton, TX; Wichita, KS; West Lebanon, NH and Abilene, TX.

    As of December 31, 1996, 23 properties owned by the Operating Partnership were subject to encumbrances securing indebtedness thereof and 223 properties owned by the Other Real Estate Partnerships, including 195 properties encumbered by the 1994 Mortgage Loan which was defeased in April 1997, were subject to encumbrances securing indebtedness thereof.

TENANT AND LEASE INFORMATION

    As of December 31, 1996, the Operating Partnership and the Other Real Estate Partnerships had a diverse base of 993 tenants (427 of which were tenants of the Operating Partnership and 566 of which were tenants of the Other Real Estate Partnerships), engaged in a wide variety of businesses including manufacturing, retailing, wholesale trade, distribution and professional services. Most leases have an initial term of between three and five years and provide for periodic rental increases that are either fixed or based on changes in the Consumer Price Index. Industrial tenants typically have net or semi-net leases and pay as additional rent their percentage of the property's operating costs, including the costs of common area maintenance, property taxes and insurance. As of December 31, 1996, approximately 96% and 97% of the GLA of the properties owned by the Operating Partnership and the Other Real Estate Partnerships, respectively, was leased, and no single tenant or group of related tenants accounted for more than 4.3% of the Operating Partnership's rent revenues or more than 3.3% of the Other Real Estate Partnerships' rent revenues, nor did any single tenant or group of related tenants occupy more than 5.8% of the total GLA of the Operating Partnership or more than 4.0% of the total GLA of the Other Real Estate Partnerships.

    The following table shows scheduled lease expirations for all leases for the properties owned by the Operating Partnership as of December 31, 1996.

                                                                   PERCENTAGE OF  ANNUAL BASE RENT   PERCENTAGE OF TOTAL
                                      NUMBER OF           GLA           GLA        UNDER EXPIRING     ANNUAL BASE RENT
     YEAR OF EXPIRATION(1)         LEASES EXPIRING    EXPIRING(2)    EXPIRING         LEASES(3)           EXPIRING
-------------------------------  -------------------  -----------  -------------  -----------------  -------------------
1997...........................             113        2,041,911         16.7%        $   7,884               18.4%
1998...........................             105        1,906,139         15.6%            6,749               15.7%
1999...........................              88        2,324,030         19.0%            7,874               18.4%
2000...........................              52        1,508,463         12.4%            5,282               12.3%
2001...........................              44        1,432,763         11.7%            5,003               11.7%
2002...........................              23          514,726          4.2%            2,328                5.4%
2003...........................              11          511,354          4.2%            1,640                3.8%
2004...........................               5          762,466          6.3%            2,092                4.9%
2005...........................               3          105,700          0.9%              471                1.1%
Thereafter.....................               7        1,100,308          9.0%            3,574                8.3%
                                            ---       -----------  -------------       --------             -------
  Total........................             451       12,207,860        100.0%        $  42,897              100.0%
                                            ---       -----------  -------------       --------             -------
                                            ---       -----------  -------------       --------             -------

------------------------------

(1) Lease expirations as of December 31, 1996, assuming tenants do not exercise existing renewal, termination or purchase options.

(2) Does not include existing vacancies of 443,126 aggregate square feet.

(3) In thousands and includes minimum contractual rent increases during the term of the lease.

    The following table shows scheduled lease expirations for all leases for the properties owned by the Other Real Estate Partnerships as of December 31, 1996.

                                                                   PERCENTAGE OF  ANNUAL BASE RENT   PERCENTAGE OF TOTAL
                                      NUMBER OF           GLA           GLA        UNDER EXPIRING     ANNUAL BASE RENT
     YEAR OF EXPIRATION(1)         LEASES EXPIRING    EXPIRING(2)    EXPIRING         LEASES(3)           EXPIRING
-------------------------------  -------------------  -----------  -------------  -----------------  -------------------
1997...........................             161        3,484,985         18.0%        $  12,984               16.2%
1998...........................             148        3,997,795         20.6%           17,117               21.4%
1999...........................             133        3,071,676         15.9%           13,421               16.8%
2000...........................              84        2,984,135         15.4%           13,171               16.5%
2001...........................              64        3,005,917         15.5%           10,956               13.7%
2002...........................               5          506,963          2.6%            2,247                2.8%
2003...........................              14          944,865          4.9%            4,038                5.0%
2004...........................               5          319,128          1.7%            1,093                1.4%
2005...........................               7          663,368          3.4%            2,745                3.4%
Thereafter.....................              12          392,593          2.0%            2,217                2.8%
                                            ---       -----------  -------------       --------             -------
  Total........................             633       19,371,425        100.0%        $  79,989              100.0%
                                            ---       -----------  -------------       --------             -------
                                            ---       -----------  -------------       --------             -------

------------------------------

(1) Lease expirations as of December 31, 1996, assuming tenants do not exercise existing renewal, termination or purchase options.

(2) Does not include existing vacancies of 677,658 aggregate square feet.

(3) In thousands and includes minimum contractual rent increases during the term of the lease.

                       FEDERAL INCOME TAX CONSIDERATIONS

    This section is a summary of the material federal income tax matters of general application pertaining to REITs under the Code. The discussion is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to investors subject to special treatment under the federal income tax laws, such as tax-exempt investors, dealers in securities or foreign persons. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. In addition, this section does not discuss foreign, state or local taxation. In the opinion of Cahill Gordon & Reindel, the conclusions of law expressed in this summary are correct in all material respects. Prospective investors should consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences specific to them of holding and disposing of the Securities.

TAXATION OF THE COMPANY

    In the opinion of Cahill Gordon & Reindel, commencing with its taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, the Company's method of operation has enabled it to meet the requirements for qualification as a REIT under the Code, and, provided that the Company continues to satisfy the various requirements applicable under the Code to REITs, as described herein, it will continue to so qualify. Cahill Gordon & Reindel's opinion is based on various assumptions and is conditioned upon certain representations as to factual matters made by the Company and, the Operating Partnership and the Other Real Estate Partnerships (such partnerships being hereinafter collectively referred to as the "Partnerships"). Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet, as a matter of fact, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Cahill Gordon & Reindel. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements.

    To qualify as a REIT under the Code for a taxable year, the Company must meet certain organizational and operational requirements, which generally require it to be a passive investor in operating real estate and to avoid excessive concentration of ownership of its capital stock. Initially, its principal activities must be real estate related. Generally, at least 75% of the value of the total assets of the Company at the end of each calendar quarter must consist of real estate assets, cash or governmental securities. The Company may not own more than 10% of the outstanding voting securities of any corporation and the value of any one issuer's securities may not exceed 5% of the Company's gross assets; shares of qualified REITs, qualified temporary investments and shares of certain wholly owned subsidiary corporations are exempt from these prohibitions. The Company holds assets through certain wholly owned subsidiary corporations and holds Preferred Stock interests in certain corporations that provide property management services to third parties; in the opinion of Cahill Gordon & Reindel, based on certain factual representations, these holdings do not violate the prohibition on ownership of voting securities. Additionally, gross income from the sale or other disposition of stock and securities held for less than one year and of real property held for less than four years must constitute less than 30% of the gross income for each taxable year of a REIT. For each taxable year, at least 75% of a REIT's gross income must be derived from specified real estate sources and 95% must be derived from such real estate sources plus certain other permitted sources. Real estate income for purposes of these requirements includes gain from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property, certain rents from real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross income or receipts and, subject to certain limited exceptions, the REIT may not manage the property or furnish services to tenants except through an independent contractor which is paid an arm's-length fee and from which the REIT derives no income. Substantially all of the Company's assets are held through the Partnerships. In general, in the case of a REIT that is a partner in a partnership, applicable regulations treat the REIT as holding directly its proportionate share of the assets of the partnership and as being entitled to the income of the partnership attributable to such share.

    The Company must satisfy certain ownership restrictions that limit (i) concentration of ownership of the Company's capital stock by a few individuals and (ii) ownership by the Company of its tenants. The outstanding capital stock of the Company must be held by at least 100 stockholders. No more than 50% in value of the outstanding capital stock, including in some circumstances capital stock into which outstanding securities might be converted, may be owned actually or constructively by five or fewer individuals or certain other entities at any time during the last half of the Company's taxable year. Accordingly, the Articles of Incorporation contain certain restrictions regarding the transfer of Common Stock, Preferred Stock and any other outstanding securities convertible into Common Stock when necessary to maintain the Company's qualification as a REIT under the Code. However, because the Code imposes broad attribution rules in determining constructive ownership, no assurance can be given that the restrictions contained in the Articles of Incorporation will be effective in maintaining the Company's REIT status. See "Restrictions on Transfers of Capital Stock."

    So long as the Company qualifies for taxation as a REIT and distributes at least 95% of its REIT taxable income (computed without regard to net capital gain or the dividends paid deduction) for its taxable year to its stockholders annually, the Company itself will not be subject to federal income tax on that portion of such income distributed to stockholders. The Company will be taxed at regular corporate rates on all income not distributed to stockholders. The Company's policy is to distribute at least 95% of its taxable income. REITs also may incur taxes for certain other activities or to the extent distributions do not satisfy certain other requirements.

    Failure of the Company to qualify during any taxable year as a REIT could, unless certain relief provisions were available, have a material adverse effect upon its stockholders. If disqualified for taxation as a REIT for a taxable year, the Company also would be disqualified for taxation as a REIT for the next four taxable years, unless the failure were considered to be due to reasonable cause and not willful neglect. The Company would be subject to federal income tax at corporate rates on all of its taxable income and would not be able to deduct the dividends paid, which could result in a discontinuation of or substantial reduction in dividends to stockholders. Dividends also would be subject to the regular tax rules applicable to dividends received by stockholders of corporations. Should the failure to qualify as a REIT be determined to have occurred retroactively in an earlier tax year of the Company, the imposition of a substantial federal income tax liability on the Company attributable to any nonqualifying tax years may adversely affect the Company's ability to pay dividends. In the event that the Company fails to meet certain income tests applicable to REITs, it may, generally, nonetheless retain its qualification as a REIT if it pays a 100% tax on the amount by which it failed to meet the relevant income test so long as such failure was considered to be due to reasonable cause and not willful neglect. Any such taxes would adversely affect the Company's ability to pay dividends and distributions.

                              PLAN OF DISTRIBUTION

    The Company and the Operating Partnership may sell Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

    In connection with the sale of Securities, underwriters or agents may receive compensation from the Company, from the Operating Partnership or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company or the Operating Partnership and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or the Operating Partnership will be described, in the applicable Prospectus Supplement.

    Unless otherwise specified in the applicable Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock, which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company or the Operating Partnership may elect to list any series of Debt Securities, Preferred Stock or Depositary Shares on an exchange, but neither is obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

    Under agreements into which the Company or the Operating Partnership may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company or the Operating Partnership against certain liabilities, including liabilities under the Securities Act.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company or the Operating Partnership in the ordinary course of business.

    If so indicated in the applicable Prospectus Supplement, the Company or the Operating Partnership will authorize underwriters or other persons acting as the Company's or the Operating Partnership's agents to solicit offers by certain institutions to purchase Securities from the Company or the Operating Partnership pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company or the Operating Partnership, as the case may be. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

    In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of Securities offered hereby may not engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution.

                                 LEGAL MATTERS

    Certain legal matters, including the legality of the Securities covered by this Prospectus and certain tax matters, will be passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York, and for any underwriters, dealers or agents by Rogers & Wells, New York, New York. Cahill Gordon & Reindel and Rogers & Wells will rely as to all matters of Maryland law on the opinion of McGuire, Woods, Battle & Boothe, L.L.P., Baltimore, Maryland.

                                    EXPERTS

    The financial statements and schedule thereto of the Company and the Contributing Businesses, the financial statements of the Acquisition Properties (as defined in the Form 8-K) and the financial statements of the Lazarus Burman Properties (as defined in the Form 8-K/A No. 1), each incorporated by reference in this Prospectus or elsewhere in the Registration Statement, and the financial statements and schedule thereto of the Operating Partnership and the Contributing Businesses and the financial statements of the Other Real Estate Partnerships included in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Coopers & Lybrand L.L.P., independent accountants, and are included or incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

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